Filed Pursuant to Rule 424(b)(2)
Registration No. 333-199122

PROSPECTUS SUPPLEMENT

(To Prospectus dated October 14, 2014)

$40,000,000

BRIDGE BANCORP, INC.

5.75% Fixed-to-Floating Rate Subordinated Debentures Due September 30, 2030

We are offering $40,000,000 principal amount of our 5.75% fixed-to-floating rate Subordinated Debentures due 2030 (the “Notes”). The Notes will mature on September 30, 2030. From and including September 30, 2015 until but excluding September 30, 2025, we will pay interest on the Notes semi-annually in arrears on each March 30 and September 30 at a fixed annual interest rate equal to 5.75%. From and including September 30, 2025 to the maturity date, the interest rate shall reset quarterly to an annual interest rate equal to the then-current three-month LIBOR plus 345 basis points, payable quarterly in arrears.

Bridge Bancorp, Inc. may, at its option, beginning with the interest payment date of September 30, 2025 and on any interest payment date thereafter, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to the date of redemption. Any partial redemption will be made pro rata among all of the holders of the Notes. The Notes will not otherwise be redeemable by Bridge Bancorp, Inc. prior to maturity, unless certain events occur, as described under “Description of the Notes — Redemption” in this prospectus supplement. The Notes will not be convertible or exchangeable.

The Notes are unsecured and there is no sinking fund for the Notes. The Notes will be subordinated in right of payment to the payment of our existing and future senior indebtedness, including all of our general creditors, and they will be structurally subordinated to all of our subsidiaries’ existing and future indebtedness and other obligations, including the bank deposits of our subsidiary bank. In the event of our bankruptcy or insolvency, the holders of the Notes will not be entitled to receive any payment with respect to the Notes until all holders of senior indebtedness are paid in full. The Notes are obligations of Bridge Bancorp, Inc. only and are not obligations of, and are not guaranteed by, any of our subsidiaries.

Currently, there is no public trading market for the Notes. We do not intend to list the Notes on any securities exchange or to have the Notes quoted on a quotation system.

	Public Offering Price(1)	Underwriting Discounts	Proceeds to Us (Before Expenses)
Per Note	100.00%	1.50%	98.50%
Total	$40,000,000	$600,000	$39,400,000

(1)	Plus accrued interest, if any, from the original issue date.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not savings accounts, deposits or other obligations of our bank subsidiary and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The underwriters expect to deliver the Notes to purchasers in book-entry form through the facilities of The Depository Trust Company, on or about September 21, 2015.

Concurrently with this offering, and pursuant to a separate prospectus supplement and accompanying prospectus, we are offering $40,000,000 principal amount of our 5.25% fixed-to-floating rate subordinated debentures due 2025 (the “Concurrently Offered Notes”). The closing of this offering is not conditioned upon the closing of the offering of the Concurrently Offered Notes, and the closing of the offering of the Concurrently Offered Notes is not conditioned upon the closing of this offering.

Sandler O’Neill + Partners, L.P.	KEEFE, BRUYETTE & WOODS, INC.
A STIFEL COMPANY

Prospectus Supplement dated September 15, 2015.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. If you receive any additional or inconsistent information, you should not rely on it. We are not making an offer to sell the Notes covered by this prospectus supplement in any jurisdiction where the offer or sale is not permitted.

You should assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of the respective date of each document. However, our business, financial condition, results of operations, and prospects may have changed since those dates. This prospectus supplement supersedes the accompanying prospectus to the extent that it contains information that is different from or in addition to the information in the prospectus.

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless otherwise indicated or the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “Bridge Bancorp,” the “Company,” “we,” “us,” and “our” or similar references refer to Bridge Bancorp, Inc.

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which describes more general information about the Company, some of which may not apply to the offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described below under the heading “Where You Can Find More Information.” Generally, when we refer to the “prospectus,” we are referring to both parts of this document combined.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of the securities offered pursuant to this prospectus supplement. Our business, financial condition and results of operation may have changed since that date. You should not assume that the information in this prospectus or any document incorporated herein by reference is accurate or complete at any date other than the date mentioned on the cover page of the particular document. To the extent the information set forth in this prospectus supplement differs from the information set forth in the accompanying prospectus or any document incorporated herein by reference filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.

We are offering to sell, and seeking offers to buy, the Notes only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any Notes offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Currency amounts in this prospectus are stated in U.S. dollars.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus incorporates important business and financial information about Bridge Bancorp from documents filed with the Securities and Exchange Commission (the “SEC”), with which we file registration statements, periodic reports, proxy statements, and other information. Our SEC filings are available over the Internet, at no cost, from the SEC’s website at www.sec.gov and from our website at www.bridgenb.com. You may also read and copy any document we file by visiting the SEC’s public reference room in Washington, D.C. The SEC’s address in Washington, D.C. is 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. You may also receive copies of documents filed with the SEC, including documents incorporated by reference in this prospectus, at no cost, by addressing your request to:

Bridge Bancorp, Inc.

2200 Montauk Highway

Bridgehampton, New York 11932

Attention: Howard H. Nolan

Senior Executive Vice President, Chief Financial Officer

and Corporate Secretary

Except as specifically incorporated by reference in this prospectus supplement, information on the websites listed above is not part of this prospectus supplement. You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated September 15, 2015, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate only as of the date of such incorporated document.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC.

SEC Filings	Period or Filing Date (as applicable)
Annual Report on Form 10-K (including portions of our Proxy Statement for our 2015 Annual Meeting of Stockholders filed on March 30, 2015, to the extent specifically incorporated by reference in such Form 10-K)	Year ended December 31, 2014

Quarterly Reports on Form 10-Q	Quarter ended June 30, 2015 Quarter ended March 31, 2015

Current Reports on Form 8-K (other than those portions furnished under Items 2.02 or 7.01 of Form 8-K)	July 8, 2015; June 24, 2015; June 22, 2015; June 10, 2015; May 12, 2015; April 3, 2015; January 7, 2015

The description of our common stock set forth in the registration statement on Form 8-A12B (No. 001-34096) and any amendment or report filed with the SEC for the purpose of updating this description	June 9, 2008

In addition, we also incorporate by reference all future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of our initial registration statement relating to the securities covered by this prospectus until the completion of the distribution of such securities. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than current reports or portions thereof furnished under Items 2.02 or 7.01 of Form 8-K, unless specifically incorporated herein), as well as proxy statements.  The information incorporated by reference contains information about us and our financial condition and is an important part of this prospectus supplement and the accompanying prospectus.

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document, including information included or incorporated by reference into this document, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) the financial condition, results of operations and business of Bridge Bancorp; (ii) statements about Bridge Bancorp’s plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of Bridge Bancorp’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond its control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	changes in local, regional and international business, economic or political conditions in the regions where we operate or have significant assets;

•	changes in trade, monetary and fiscal policies of various governmental bodies and central banks, that could affect the economic environment in which we operate;

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•	changes in laws, regulations, and policies affecting the financial services industry and the application thereof by regulatory bodies;

•	effective on January 1, 2015 and subject to certain transition periods, changes in minimum capital requirements, adjustments to prompt corrective action thresholds, increased quality of regulatory capital, revised risk-weighting of certain assets, and implementation of a “capital conservation buffer,” included in the final rule promulgated by the FRB on July 2, 2013, to implement the so-called “Basel III” accords;

•	the interest rate environment may change, causing margins to compress and adversely affecting net interest income;

•	unanticipated adverse effects, integration costs and the failure to realize anticipated benefits relating to our acquisition of Community National Bank on June 19, 2015;

•	the risks associated with continued diversification of assets and adverse changes to credit quality;

•	higher than expected loan losses within one or more segments of our portfolio;

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments or other factors;

•	declines in the value our investment portfolio, including other-than-temporary impairment charges on our investment securities;

•	an unexpected decline in real estate values within our market area;

•	our internal controls and procedures may not be adequate to prevent losses;

•	cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;

•	increased competition from other financial services companies in our markets; and

•	the risk that an economic slowdown could adversely affect credit quality and loan originations.

We assume no obligation for updating our forward-looking statements at any time. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as the other cautionary statements made in this prospectus and the prospectus supplements. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. You should refer to our periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See “Where You Can Find More Information” above and “Risk Factors” below.

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PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should read this entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” and the documents incorporated by reference herein, including our financial statements and the notes to those financial statements contained in such documents, before making an investment decision.

Company Overview

Bridge Bancorp, headquartered in Bridgehampton, New York, is a New York corporation. The Company was organized in 1988 and is registered as a bank holding company with the Board of Governors of the Federal Reserve System (the “FRB”) under the Bank Holding Company Act of 1956, as amended (the “Holding Company Act”). Bridge Bancorp engages in commercial banking and financial services through its wholly-owned subsidiary, The Bridgehampton National Bank (“Bridgehampton Bank” or the “Bank”). In 2009, the Company formed Bridge Statutory Capital Trust II as a subsidiary, which sold $16.0 million of 8.5% cumulative convertible trust preferred securities in a private placement. As of June 30, 2015, the Company had consolidated total assets of approximately $3.4 billion; deposits of $2.8 billion; and total stockholders’ equity of $333.9 million. The Company’s common stock is traded on the Nasdaq Global Select Market under the symbol “BDGE.”

Bridgehampton Bank is a national banking association, established in 1910. The Bank services a primary market area of Suffolk and southern Nassau Counties in Long Island, New York. The Bank currently has 40 retail branch locations and two loan production offices. The Bank engages in full service commercial and consumer banking business, including accepting time, savings and demand deposits from consumers, businesses and local municipalities surrounding its branch offices.  These deposits, together with funds generated from operations and borrowings, are invested primarily in commercial real estate loans, home equity loans, construction loans, residential mortgage loans, secured and unsecured commercial and consumer loans, FHLB, FNMA, GNMA and FHLMC and non-agency mortgage-backed securities, collateralized mortgage obligations and other asset backed securities, New York State and local municipal obligations, and U.S. government-sponsored entity securities. The Bank operates several wholly-owned subsidiaries, including Bridge Abstract LLC, which offers title insurance services; Bridge Financial Services, Inc., which offers financial planning and investment consultation; and Bridgehampton Community, Inc., a real estate investment trust subsidiary.

Our principal executive offices are located at 2200 Montauk Highway, Bridgehampton, New York 11932, and our telephone number is (631) 537-1000. Our internet address is www.bridgenb.com. The information contained on our website should not be considered part of this prospectus supplement or the accompanying prospectus, and the reference to our website does not constitute incorporation by reference of the information contained on the website. Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information” on page S-1 of this prospectus supplement.

Recent Acquisitions

We have grown over the past five years through the bank acquisitions discussed below, as well as through organic growth, including de novo branch expansion.

Community National Bank. On June 19, 2015, the Company completed its acquisition of Community National Bank (“CNB”). CNB had total assets of approximately $900.1 million, loans of $736.3 million, and deposits of $786.9 million and operated 11 branches in Nassau, Suffolk, Queens and Manhattan Counties, New York. The Company issued, in the aggregate, approximately 5,647,000 shares of its common stock to CNB shareholders, at an exchange ratio of 0.79 of a share of Bridge Bancorp common stock per CNB share.

First National Bank of New York. On February 14, 2014, the Company acquired FNBNY Bancorp and its wholly-owned subsidiary, the First National Bank of New York (collectively, “FNBNY”). FNBNY had total assets of approximately $211.9 million, loans of $89.7 million, and deposits of $169.9 million. The acquisition expanded the Bank’s presence into Nassau County with three branch offices. The Company issued, in the aggregate, approximately 240,600 shares of its common stock to FNBNY shareholders.

Hamptons State Bank. On May 27, 2011, the Company acquired Hamptons State Bank (“HSB”), a commercial bank with approximately $69.0 million in assets, $39.1 million in loans, and $56.9 million in deposits. The acquisition increased the Bank’s presence in an existing market with a branch office located in the Village of Southampton. The Company issued, in the aggregate, approximately 274,000 shares of its common stock to HSB shareholders.

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Concurrent Underwritten Offering

Concurrently with this offering, and pursuant to a separate prospectus supplement and accompanying prospectus, we are offering $40,000,000 principal amount our 5.25% fixed-to-floating rate subordinated debentures due 2025 (the “Concurrently Offered Notes”). The closing of this offering is not conditioned upon the closing of the offering of the Concurrently Offered Notes, and the closing of the offering of the Concurrently Offered Notes is not conditioned upon the closing of this offering. We cannot assure you that either or both of the offerings will be completed. The foregoing description and other information regarding the offering of the Concurrently Offered Notes is included herein solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or a solicitation of an offer to buy, the Concurrently Offered Notes, and no part of the offering of Concurrently Offered Notes is incorporated by reference in this prospectus supplement.

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THE OFFERING

The following summary of this offering contains basic information about this offering and the terms of the Notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the Notes, please refer to the section of this prospectus supplement entitled “Description of the Notes.”

Issuer:	Bridge Bancorp, Inc.

Securities Offered:	5.75% Fixed-to-Floating Rate Subordinated Debentures due 2030.

Aggregate Principal Amount:	$40,000,000.

Maturity Date:	September 30, 2030 (the “Maturity Date”). If the maturity date is not a business day, the payment required to be made on the maturity date will be made on the next succeeding business day with the same force and effect as if it had been made on the maturity date. No additional interest will accrue as a result of delayed payment.

Issue Price:	100% plus accrued interest, if any, from and including September 21, 2015.

Interest Rate:

From and including the issue date until but excluding September 30, 2025:

•     a fixed per annum rate of 5.75%.

From and including September 30, 2025 until but excluding the Maturity Date:

•      a floating per annum rate equal to the then-current three-month LIBOR rate, determined on the determination date of the applicable interest period, plus 345 basis points.

Interest Payment Dates:	Commencing on March 30, 2016 until but not including September 30, 2025, we will pay interest on the Notes on March 30 and September 30 of each year. From and including September 30, 2025, through the Maturity Date or earlier redemption date, we will pay interest on the Notes on March 30, June 30, September 30, and December 30 of each year.

Record Dates:	From March 30, 2016 until but excluding September 30, 2025, interest on each Note will be payable to the person in whose name such Note is registered on March 15 and September 15 of each year (whether or not a business day) immediately preceding the applicable interest payment date. From September 30, 2025 until the Maturity Date or earlier redemption date, interest on each Note will be payable to the person in whose name such Note is registered on March 15, June 15, September 15, and December 15 of each year (whether or not a business day) immediately preceding the applicable interest payment date.

Ranking:

The Notes will be unsecured, subordinated and:

•      will rank junior in right of payment and upon our liquidation to any existing and all future senior debt (as defined in the Indenture (as hereinafter defined) and described under “Description of the Notes” in this prospectus supplement);

•      will rank junior in right of payment and upon our liquidation to any of our existing and all of our future general creditors;

•      will rank equal in right of payment and upon our liquidation with any existing and all future indebtedness the terms of which provide that

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such indebtedness ranks equally with the Notes;

•      will rank senior in right of payment and upon our liquidation to (i) our existing junior subordinated debentures underlying outstanding trust preferred securities, and (ii) any indebtedness the terms of which provide that such indebtedness ranks junior to the Notes; and

•      will be effectively subordinated to all of the existing and future indebtedness, deposits and other liabilities of the Bank and our other current and future subsidiaries, including without limitation the Bank’s depositors, liabilities to general creditors and liabilities arising during the ordinary course or otherwise.

As of June 30, 2015, Bridge Bancorp, at the holding company level, had no indebtedness ranking senior to the Notes and had $16.0 million of indebtedness, consisting of our junior subordinated debentures, ranking junior to the Notes. As of June 30, 2015, the Bank and our other subsidiaries had outstanding indebtedness, total deposits and other liabilities of $3.1 billion, excluding intercompany liabilities, all of which ranks structurally senior to the Notes.

As adjusted to give effect to this offering, as of June 30, 2015, Bridge Bancorp, the Bank and our other subsidiaries had, on a consolidated basis, $3.1 billion of indebtedness. For more information, see “Description of the Notes — Subordination of the Notes” in this prospectus supplement.

The Indenture (as hereinafter defined) governing the Notes does not contain any limitation on the amount of debt or other obligations ranking senior to or equally with the indebtedness evidenced by the Notes that we may hereafter incur.

Redemption:	The Company may, at its option, beginning with the interest payment date of September 30, 2025 and on any interest payment date thereafter, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to the date of redemption. Any partial redemption will be made pro rata among all holders of the Notes. The Notes are not subject to repayment at the option of the holders. We may also redeem the Notes, at our option, in whole, at any time, or in part, from time to time, if (i) a change or prospective change in law occurs that could prevent us from deducting interest payable on the notes for U.S. federal income tax purposes, (ii) a subsequent event occurs that precludes the notes from being recognized as Tier 2 Capital for regulatory capital purposes, or (iii) we are required to register as an investment company under the Investment Company Act of 1940, as amended, in each case, at a redemption price equal to 100% of the principal amount of the Notes plus any accrued and unpaid interest through, but excluding, the redemption date. For more information, see “Description of the Notes — Redemption” in this prospectus supplement.

Form:	Fully registered global notes in book-entry form.

Denominations:	$1,000 and integral multiples of $1,000 in excess thereof.

Events of Default; Remedies:	The Notes will contain customary payment, covenant and insolvency events of default. There is no right of acceleration in the case of a default in the payment of interest on the Notes or in our non-performance of any other obligation under the Notes or the Indenture (as hereinafter defined). However, if an

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insolvency-related event of default occurs, the principal of, and accrued and unpaid interest on, the Notes will become immediately due and payable without any action of the trustee or the holders of the Notes. In the event of such an acceleration of the maturity of the Notes, all of our obligations to holders of our senior indebtedness will be entitled to be paid in full before any payment or distribution, whether in cash, securities or other property, can be made on account of the principal of, or interest on, the Notes. See “Description of the Notes — Events of Default; Limitation on Suits” in this prospectus supplement.

Further Issuances:	The Notes will be limited initially to $40,000,000 in aggregate principal amount. We may, however, “reopen” the Notes and issue an unlimited principal amount of additional Notes in the future without the consent of the Note holders.

Use of Proceeds:	We estimate that the net proceeds from this offering will be approximately $39,100,000, after deducting estimated expenses and underwriting discounts and commissions. We intend to use the net proceeds from this offering to pay related fees and expenses and for general corporate purposes, potential strategic acquisitions and investments in the Bank as regulatory capital. See “Use of Proceeds” in this prospectus supplement.

The Subordinated Indenture and the Trustee:	The Notes will be issued pursuant to the subordinated indenture between us and Wilmington Trust, National Association (“Wilmington Trust” or the “Trustee”), as trustee (the “Indenture”), as amended and supplemented by the Second Supplemental Indenture to be dated the original issue date of the Notes.

Listing and Trading Markets:	We do not intend to list the Notes on any securities exchange or to have the Notes quoted on a quotation system. Currently there is no public market for the Notes and there can be no assurances that any public market for the Notes will develop.

Risk Factors:	Investing in the Notes involves risks. Please refer to “Risk Factors” and other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of factors you should carefully consider before investing in the Notes.

Governing Law:	The Notes and the Indenture will be governed by New York law.

Concurrent Offering:

Concurrently with this offering, and pursuant to a separate prospectus supplement and accompanying prospectus, we are offering $40,000,000 principal amount of our 5.25% Concurrently Offered Notes due 2025.

The closing of this offering is not conditioned upon the closing of the offering of the Concurrently Offered Notes, and the closing of the offering of the Concurrently Offered Notes is not conditioned upon the closing of this offering.

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RISK FACTORS

An investment in the Notes is subject to certain risks. Before you decide to invest in the Notes, you should consider the risk factors below relating to the offering as well as the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 as may be supplemented by other documents incorporated by reference into this prospectus supplement or the accompanying prospectus. Please refer to “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus for discussions of these other filings. If any of the risks and uncertainties actually occurs, our business, financial condition, and results of operations could be materially adversely affected. If this were to happen, our ability to pay principal and interest on the Notes, and the value of the Notes, could decline significantly, and you could lose all or part of your investment. This prospectus supplement is qualified in its entirety by those risk factors.

Risks Related to this Offering and Ownership of the Notes

Our obligations under the Notes will be unsecured and subordinated to our existing and future senior debt and general creditors.

Our obligations under the Notes will be unsecured and subordinated in right of payment to all of our existing and future senior debt (as defined in the Indenture and described under “Description of the Notes” in this prospectus supplement). This means that we may not be permitted to make any payments of principal or interest on the Notes if we default on a payment obligation under any senior debt. Our obligations under the Notes will also be subordinate and junior in right of payment to our and our subsidiaries’ general creditors. In addition, the Notes will effectively be subordinated to all of the existing and future indebtedness, deposits and other liabilities of our current and future subsidiaries, including our principal subsidiary, the Bank.

As of June 30, 2015, Bridge Bancorp, at the holding company level, had no indebtedness ranking senior to the Notes and had $16.0 million of indebtedness, consisting of our junior subordinated debentures, ranking junior to the Notes. As of June 30, 2015, the Bank and our other subsidiaries had outstanding indebtedness, total deposits and other liabilities of $3.1 billion, excluding intercompany liabilities, all of which ranks structurally senior to the Notes. As adjusted to give effect to this offering, as if the offering had been completed as of June 30, 2015, Bridge Bancorp, the Bank and our other subsidiaries had, on a consolidated basis, $3.1 billion of indebtedness. As adjusted to give effect to both the offering of the Notes and the Concurrently Offered Notes, as if the offerings had been completed as of June 30, 2015, Bridge Bancorp, the Bank and our other subsidiaries had, on a consolidated basis, $3.2 billion of indebtedness. In the future, we may incur substantial other indebtedness, including senior debt and indebtedness ranking equally with the Notes. The Indenture governing the Notes does not contain any limitation on the amount of debt or other obligations ranking senior to or equally with the indebtedness evidenced by the Notes that we may hereafter incur.

Due to the subordination of the Notes, described below in “Description of the Notes — Subordination of the Notes,” in the event of our insolvency, funds that we would otherwise use to pay to the holders of the Notes would be used to pay the holders of any senior debt outstanding at that time to the extent necessary to pay such senior debt in full. In addition, the holders of any senior debt could restrict or prohibit us from making payments on the Notes.

We are a holding company and depend on our subsidiaries for payments of principal and interest.

We are a separate and distinct legal entity from the Bank and our other subsidiaries. Our principal source of funds to make payments on the Notes and our other securities is dividends and other distributions from the Bank. Our ability to receive dividends and other distributions from the Bank as a source of funds is contingent on a number of factors including the Bank’s ability to meet applicable regulatory capital requirements and the Bank’s profitability and earnings and strength of its balance sheet. The National Bank Act limits the amount of dividends that the Bank may pay to us without regulatory approval. Currently, the Bank may not, without prior regulatory approval, declare a dividend if the total amount of all dividends, including the proposed dividend, declared by the Bank in any calendar year will exceed the sum of the Bank’s net income for that year plus the two prior years, less certain transfers. Under the foregoing dividend restrictions, as of June 30, 2015, the Bank could pay dividends totaling approximately $28.5 million to the Company, without obtaining the prior approval of the Office of the Comptroller of the Currency (the “OCC”).

Beginning in 2016, banks and bank holding companies will be required to maintain a capital conservation buffer on top of minimum risk-weighted asset ratios. When fully phased in on January 1, 2019, the capital conservation buffer will be 2.5%. Banking institutions which do not maintain capital in excess of the capital conservation buffer will face constraints on dividends, equity repurchases and executive compensation based on the amount of the shortfall. Accordingly, if the Bank fails

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to maintain the applicable minimum capital ratios and the capital conservation buffer, distributions to us (at the holding company level) may be prohibited or limited and we may not have funds to make principal and interest payments on the Notes.

In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, such authority may require, after notice and hearing, that such bank cease and desist from such practice. Depending on the financial condition of the Bank, the applicable regulatory authority might deem us to be engaged in an unsafe or unsound practice if the Bank were to pay dividends. The FRB and the OCC have issued policy statements generally requiring bank holding companies and national banks to pay dividends only out of current operating earnings.

The Notes will be the obligations of Bridge Bancorp and not obligations of the Bank or any of our other subsidiaries, and will be structurally subordinated to the debt and other liabilities of the Bank and our other subsidiaries, which will not guarantee the Notes.

Because we are a holding company, our rights and the rights of our creditors, including the holders of the Notes, to participate in the assets of any subsidiary during its liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors unless we are ourselves a creditor with recognized claims against the subsidiary. Any loans that we make to the Bank would be subordinate in right of payment to deposits and to other indebtedness of the Bank. Claims from creditors (other than us) against the subsidiaries may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, and other short-term borrowings, as well as liabilities to general creditors. The Notes are not obligations of, nor guaranteed by, the Bank or our other subsidiaries, and our subsidiaries have no obligation to pay any amounts due on the Notes. The Indenture governing the Notes does not contain any limitation on the amount of debt or other obligations that the Bank or our other subsidiaries may incur hereafter.

Holders of the Notes will have limited rights if there is an event of default.

Payment of principal on the Notes may be accelerated only in the case that we become involved in certain events of bankruptcy or insolvency. There is no automatic acceleration or right of acceleration in the case of default in the payment of interest on the Notes or in the performance of any of our other obligations under the Notes or the Indenture governing the Notes.

The Notes do not restrict our ability to incur additional debt, to repurchase our securities or to take other actions that could negatively impact holders of the Notes, and the Indenture governing the Notes does not contain any financial covenants.

We are not restricted by the terms of the Indenture from incurring additional debt at the holding company level, including secured or unsecured debt, that ranks senior or equal to the Notes, or from repurchasing our securities. In addition, the Indenture does not contain any financial covenants that would require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes could have the effect of diminishing our ability to make payments on the Notes when due.

Our credit ratings may not reflect all risks of an investment in the Notes.

Our credit ratings are an assessment of our ability to pay our obligations as they become due. Consequently, real or anticipated changes in our credit ratings will generally affect the trading value of the Notes. Our credit ratings, however, may not reflect the potential risks related to the market or other factors on the value of the Notes. Furthermore, because your return on the Notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks related to the Notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

The Notes are not insured or guaranteed by the Federal Deposit Insurance Corporation.

The Notes will not be savings accounts, deposits or other obligations of the Bank and will not be insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

We cannot assure you that an active trading market will develop for the Notes.

There is currently no trading market for the Notes, and we do not intend to apply for listing of the Notes on any securities exchange or to have the Notes quoted on a quotation system. Although we have been informed by the underwriters

S-10

that they intend to make a market in the Notes after the offering is completed, the underwriters may cease market-making at any time without notice. In addition, the liquidity of the trading market in the Notes and the market price quoted for the Notes may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the Notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the Notes may be adversely affected. In that case you may not be able to sell your Notes at a particular time or you may not be able to sell your Notes at a favorable price.

After September 30 , 2025, the Notes may be redeemed at our option, which limits the ability to accrue interest over the full term of the Notes.

We may redeem all or a portion of the Notes on or after September 30, 2025 and prior to their Maturity Date. In the event that we redeem the Notes, holders of the Notes will receive only the principal amount of the investment in the Notes and any accrued and unpaid interest. If redemption occurs, holders will not have the opportunity to continue to accrue and be paid interest to the original Maturity Date of the Notes.

The amount of interest payable on the Notes will vary after September 30, 2025.

Because the interest rate of the Notes will be tied to LIBOR from September 30, 2025 through the Maturity Date and LIBOR is a floating rate, the interest rate on the Notes will vary after September 30, 2025. From and including the issue date until but excluding September 30, 2025, the Notes will bear interest at a fixed per annum rate of 5.75%. From and including September 30, 2025 until but excluding the Maturity Date or earlier redemption date, the Notes will bear a floating interest rate set each quarterly interest period at a per annum rate equal to the then-current three-month LIBOR plus 345 basis points. The per annum interest rate that is determined on the relevant determination date will apply to the entire quarterly interest period following such determination date even if LIBOR increases during that period.

The level of LIBOR may affect our decision to redeem the Notes.

It is more likely we will redeem the Notes after September 30, 2025 if the interest rate on them is higher than that which would be payable on one or more other forms of borrowing. If we redeem the Notes prior to their Maturity Date, holders may not be able to invest in other securities with a similar level of risk that yield as much interest as the Notes.

Holders of the Notes will have no rights against the publishers of LIBOR.

Holders of the Notes will have no rights against the publishers of LIBOR, even though the amount they receive on each interest payment date after the fifth year will depend upon the level of LIBOR. The publishers of LIBOR are not in any way involved in this offering and have no obligations relating to the Notes or the holders of the Notes.

S-11

SUMMARY OF SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables set forth consolidated financial data for the Company as of and for each of the five years ended December 31, 2014, 2013, 2012, 2011 and 2010 (which has been derived from our audited consolidated financial statements), and as of and for the three and six months ended June 30, 2015 and 2014 (unaudited). You should read these tables together with the historical consolidated financial information contained in our consolidated financial statements and related notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Annual Report on Form 10-K for the year ended December 31, 2014, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, which have been filed with the SEC and are incorporated herein by reference. Information for the three and six months ended June 30, 2015 and 2014 is derived from unaudited interim consolidated financial statements and has been prepared on the same basis as our audited consolidated financial statements and includes, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the data for such period. The results of operations for the three and six months ended June 30, 2015 do not necessarily indicate the results which may be expected for any future interim period or for the full year.

	At June 30,
	2015	2014
	(dollars in thousands, except share data)
	(unaudited)
Balance Sheet Data
Total assets	$3,428,105	$2,188,976
Securities available for sale	619,472	629,067
Securities, restricted	15,079	10,690
Securities held to maturity	221,756	205,062
Loans, net	2,246,458	1,184,181
Goodwill and other intangible assets	104,559	12,640
Deposits	2,783,580	1,751,071
Borrowings	271,748	227,478
Junior subordinated debentures	16,002	16,002
Stockholders’ equity	$333,907	$172,874
Common shares outstanding	17,369,600	11,632,113

	At or for the three months ended June 30,		At or for the six months ended June 30,
	2015	2014	2015	2014
	(in thousands, except per share data)
	(unaudited)
Income Statement Data
Interest income	$22,380	$18,730	$42,887	$36,088
Interest expense	1,953	1,915	3,765	3,737
Net interest income	20,427	16,815	39,122	32,351
Provision for loan losses	700	500	1,500	1,200
Net interest income after provision for loan losses	19,727	16,315	37,622	31,151
Non-interest income	2,527	2,292	5,331	3,094
Non-interest expense(1)(2)	22,034	12,124	35,344	27,137
Income before income taxes	220	6,483	7,609	7,108
Net income	$463	$4,318	$5,226	$4,724

Stock and Related Per Share Data
Earnings per share — basic and diluted(1)(2)	$0.04	$0.37	$0.43	$0.41
Cash dividends declared per common share	0.23	0.23	0.46	0.46
Book value per share	19.22	14.86	19.22	14.86
Tangible book value per share(3)	13.20	13.78	13.20	13.78
Market Price (NASDAQ: BDGE):
High	27.89	27.40	27.89	27.40
Low	24.33	23.28	24.33	23.28
Close	26.69	23.99	26.69	23.99

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(1)	The three and six months ended June 30, 2015 amounts include $5.3 million and $5.4 million, respectively, of acquisition costs, net of income taxes, associated with the CNB acquisition.
(2)	The three and six months ended June 30, 2014 amounts include $0.2 million and $3.1 million, respectively, of acquisition costs, net of income taxes, associated with the FNBNY acquisition and branch restructuring costs, net of income taxes.
(3)	Tangible book value per share excludes goodwill and other intangible assets. See “Non-GAAP Financial Measures” below for a reconciliation of tangible book value per share to book value per share.

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	For the three months ended June 30,		For the six months ended June 30,
	2015	2014	2015	2014
	(dollars in thousands)
	(unaudited)
Performance and Other Ratios
Return on average assets(1)(2)(3)	0.07%	0.80%	0.44%	0.46%
Return on average equity(1)(2)(3)	0.91	9.84	5.47	5.43
Net interest rate spread(4)	3.40	3.19	3.44	3.22
Net interest margin(3)(5)	3.57	3.36	3.61	3.41
As a percentage of average assets:
Non-interest income(3)	0.40	0.42	0.45	0.30
Non-interest expense(1)(2)(3)	3.52	2.24	2.98	2.65
Efficiency ratio(6)	94.48	62.54	78.26	75.33
Core efficiency ratio(7)	59.11	60.45	59.49	59.89
Dividend payout ratio(1)(2)	584.23	62.07	103.18	111.92
Net loan (charge-offs) recoveries	$(142)	$(189)	$(319)	$(521)
Net (charge-offs) recoveries to average loans(3)	(0.04)%	(0.07)%	(0.04)%	(0.09)%

(1)	The three and six months ended June 30, 2015 amounts include $5.3 million and $5.4 million, respectively, of acquisition costs, net of income taxes, associated with the CNB acquisition.
(2)	The three and six months ended June 30, 2014 amounts include $0.2 million and $3.1 million, respectively, of acquisition costs, net of income taxes, associated with the FNBNY acquisition and branch restructuring costs, net of income taxes.
(3)	Calculated on an annualized basis.
(4)	The net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities for the period.
(5)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(6)	The efficiency ratio represents noninterest expense divided by the sum of net interest income (fully taxable equivalent) and noninterest income.
(7)	The core efficiency ratio represents non-interest expense before amortization of intangibles and acquisition costs divided by the sum of net interest income (fully taxable equivalent) and non-interest income, excluding gains (losses) from securities transactions. See “Non-GAAP Financial Measures” below for a reconciliation of the core efficiency ratio to the efficiency ratio.

	At June 30,
	2015	2014
	(dollars in thousands)
	(unaudited)
Capital Ratios
Total capital to risk-weighted assets	11.1%	13.6%
Tier 1 capital to risk-weighted assets	10.3	12.5
Common equity tier 1 capital to risk-weighted assets	9.7	N/A
Tier 1 capital to average assets	10.7	8.5
Stockholders’ equity to total assets	9.7	7.9
Tangible stockholders’ equity to tangible assets(1)	6.9	7.4

Asset Quality and Ratios
Total non-accruing loans	$1,973	$2,327
Other non-performing assets	—	577
Allowance for loan losses	18,818	16,680
Total non-performing assets to total assets	0.06%	0.13%
Total non-accruing loans to total loans	0.09	0.19
Allowance for loan losses to non-accruing loans	953.78	716.80
Allowance for loan losses to total loans	0.83	1.39

Other Data
Number of banking centers	40	29
Full time equivalent employees	432	324

S-14

(1)	Tangible stockholders’ equity excludes goodwill and other intangible assets. See “Non-GAAP Financial Measures” below for a reconciliation of tangible stockholders’ equity to stockholders’ equity.

S-15

	At or for the year ended December 31,
	2014	2013	2012	2011	2010
	(dollars in thousands, except share and per share data)

Balance Sheet Data
Total assets	$2,288,653	$1,896,746	$1,624,713	$1,337,458	$1,028,456
Securities available for sale	587,184	575,179	529,070	441,439	323,539
Securities, restricted	10,037	7,034	2,978	1,660	1,284
Securities held to maturity	214,927	201,328	210,735	169,153	147,965
Loans held for sale	—	—	—	2,300	—
Loans, net	1,320,690	997,262	784,007	601,306	495,563
Goodwill and core deposit intangibles	10,292	2,224	2,283	2,350	—
Deposits	1,833,779	1,539,079	1,409,322	1,188,185	916,993
Borrowings	249,590	173,370	71,890	16,897	21,370
Junior subordinated debentures	16,002	16,002	16,002	16,002	16,002
Stockholders’ equity	$175,118	$159,460	$118,672	$106,987	$65,720
Common shares outstanding	11,650,405	11,307,607	8,907,890	8,345,399	6,364,656

Income Statement Data
Interest income	$74,910	$58,430	$54,514	$50,426	$44,899
Interest expense	7,460	7,272	7,555	7,616	7,740
Net interest income	67,450	51,158	46,959	42,810	37,159
Provision for loan losses	2,200	2,350	5,000	3,900	3,500
Net interest income after provision for loans losses	65,250	48,808	41,959	38,910	33,659
Non-interest income	8,166	8,891	10,673	6,949	7,433
Non-interest expense(1)(2)(3)	52,414	37,937	33,780	30,837	27,879
Income before income taxes	21,002	19,762	18,852	15,022	13,213
Income taxes	7,239	6,669	6,080	4,663	4,047
Net income	$13,763	13,093	$12,772	$10,359	$9,166

Stock and Related Per Share Data
Earnings per share — basic and diluted (1)(2)(3)	$1.18	$1.36	$1.48	$1.54	$1.45
Cash dividends declared per common share	0.92	0.69	1.15	0.69	0.92
Book value per share	15.03	14.10	13.32	12.82	10.33
Tangible book value per share(4)	14.15	13.90	13.07	12.54	10.33

(1)	The 2014 amount includes $3.8 million of acquisition costs, net of income taxes, associated with the FNBNY and CNB acquisitions and branch restructuring costs, net of income taxes.
(2)	The 2013 amount includes $0.4 million of acquisition costs, net of income taxes, associated with the FNBNY acquisition.
(3)	The 2011 amount includes $0.5 million of acquisition costs, net of income taxes, associated with the HSB acquisition.
(4)	Tangible book value per share excludes goodwill and other intangible assets. See “Non-GAAP Financial Measures” below for a reconciliation of tangible book value per share to book value per share.

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	At or for the year ended December 31,
	2014	2013	2012	2011	2010
	(dollars in thousands, except per share data)

Performance and Other Ratios
Return on average assets (1)(2)(3)	0.64%	0.77%	0.88%	0.88%	0.95%
Return on average equity (1)(2)(3)	7.76	9.89	11.78	14.37	15.29
Net interest rate spread(4)	3.24	3.02	3.29	3.71	3.91
Net interest margin(5)	3.41	3.24	3.52	3.97	4.22
As a percentage of average assets:
Non-interest income	0.38	0.52	0.74	0.59	0.77
Non-interest expense	2.44	2.24	2.34	2.61	2.87
Efficiency ratio(6)	68.38	61.96	57.17	60.11	62.32
Core efficiency ratio(7)	59.96	61.71	59.73	58.64	62.32
Dividend payout ratio	77.43	51.58	77.50	44.35	63.42
Net loan (charge-offs) recoveries	$(564)	$(788)	$(1,398)	$(1,560)	$(1,048)
Net (charge-offs) recoveries to average loans	(0.05)%	(0.09)%	(0.21)%	(0.28)%	(0.22)%

Capital Ratios
Total capital to risk-weighted assets	13.0%	16.3%	14.2%	16.2%	13.7%
Tier 1 capital to risk-weighted assets	11.9	15.1	12.9	15.0	12.4
Tier 1 capital to average assets	8.4	10.3	8.4	9.3	7.9
Stockholders’ equity to total assets	7.7	8.4	7.3	8.0	6.4
Tangible stockholders’ equity to tangible assets(8)	7.2	8.3	7.2	7.8	6.4

Asset Quality and Ratios
Total non-accruing loans	$1,203	$3,821	$3,289	$4,161	$6,725
Other non-performing assets	—	2,242	250	—	—
Allowance for loan losses	17,637	16,001	14,439	10,837	8,497
Total non-performing assets to total assets	0.05%	0.32%	0.22%	0.31%	0.65%
Total non-accruing loans to total loans	0.09	0.38	0.41	0.68	1.33
Allowance for loan losses to non-accruing loans	1,466.08	418.76	439.01	260.44	126.35
Allowance for loan losses to total loans	1.32	1.58	1.81	1.77	1.69

Other Data
Number of banking centers	29	23	22	20	19
Full time equivalent employees	342	2 263	245	216	196

(1)	The 2014 amount includes $3.8 million of acquisition costs, net of income taxes, associated with the FNBNY and CNB acquisitions and branch restructuring costs, net of income taxes.
(2)	The 2013 amount includes $0.4 million of acquisition costs, net of income taxes, associated with the FNBNY acquisition.
(3)	The 2011 amount includes $0.5 million of acquisition costs, net of income taxes, associated with the HSB acquisition.
(4)	The net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities for the period.
(5)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(6)	The efficiency ratio represents noninterest expense divided by the sum of net interest income (fully taxable equivalent) and noninterest income.
(7)	The core efficiency ratio represents non-interest expense before amortization of intangibles and acquisition costs divided by the sum of net interest income (fully taxable equivalent) and non-interest income, excluding gains (losses) from securities transactions. See “Non-GAAP Financial Measures” below for a reconciliation of the core efficiency ratio to the efficiency ratio.
(8)	Tangible stockholders’ equity excludes goodwill and other intangible assets. See “Non-GAAP Financial Measures” below for a reconciliation of tangible stockholders’ equity to stockholders’ equity.

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Non-GAAP Financial Measures

Our accounting and reporting policies conform to GAAP and the prevailing practices in the banking industry. However, we also evaluate our performance based on certain additional metrics. Tangible book value per share and the ratio of tangible stockholders’ equity to tangible assets are not financial measures recognized under GAAP and, therefore, are considered non-GAAP financial measures. Our management, banking regulators, many financial analysts and other investors use these non-GAAP financial measures to compare the capital adequacy of banking organizations.

The following tables reconcile, as of the dates set forth below, stockholders’ equity (on a GAAP basis) to tangible stockholders’ equity, and total assets (on a GAAP basis) to tangible assets, and calculates our tangible book value per share and our ratio of tangible stockholders’ equity to total tangible assets.

	At June 30,
	2015	2014
	(dollars in thousands, except per share data)
Common shares outstanding	17,369,600	11,632,113
Stockholders’ equity	$333,907	$172,874
Less: Goodwill and other intangible assets	104,559	12,640
Tangible stockholders’ equity	$229,348	$160,234
Tangible book value per common share	$13.20	$13.78

	At June 30,
	2015	2014
	(dollars in thousands)
Tangible stockholders’ equity	$229,348	$160,234
Total assets	$3,428,105	$2,188,976
Less: Goodwill and other intangible assets	104,559	12,640
Tangible assets	$3,323,546	$2,176,336
Tangible stockholders’ equity to tangible assets	6.90%	7.36%

	At December 31,
	2014	2013	2012	2011	2010
		(dollars in thousands, except per share data)
Common shares outstanding	11,650,405	11,307,607	8,907,890	8,345,399	6,364,656
Stockholders’ equity	$175,118	$159,460	$118,672	$106,987	$65,720
Less: Goodwill and other intangible assets	10,292	2,224	2,283	2,350	—
Tangible stockholders’ equity	$164,826	$157,236	$116,389	$104,637	$65,720
Tangible book value per common share	$14.15	$13.90	$13.07	$12.54	$10.33

	At December 31,
	2014	2013	2012	2011	2010
		(dollars in thousands)
Tangible stockholders’ equity	$164,826	$157,236	$116,389	$104,637	$65,720
Total assets	$2,288,653	$1,896,746	$1,624,713	$1,337,458	$1,028,456
Less: Goodwill and other intangible assets	10,292	2,224	2,283	2,350	—
Tangible assets	$2,278,361	$1,894,522	$1,622,430	$1,335,108	$1,028,456
Tangible stockholders’ equity to tangible assets	7.2%	8.3%	7.2%	7.8%	6.4%

The efficiency ratio is a measure generally used by financial analysts and investment bankers to evaluate financial institutions. The efficiency ratio is non-interest expense divided by the sum of net interest income (fully taxable equivalent) plus non-interest income. We calculate the core efficiency ratio, a non-GAAP financial measure, by dividing non-interest

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expense, before amortization of intangibles and acquisition costs, by the sum of net interest income (fully taxable equivalent) and non-interest income, excluding gains (losses) from securities transactions.

The following table reconciles, as of the dates set forth below, our core efficiency ratio to the efficiency ratio:

	Three Months Ended June 30,
	2015	2014
	(dollars in thousands)
Efficiency ratio	94.48%	62.54%
Non-interest expense	$22,034	$12,124
Less: amortization of intangibles and acquisition and branch restructuring costs	8,249	396
Non-interest expense excl. amortization of intangibles and acquisition and branch restructuring costs	13,785	11,728
Net interest income (fully taxable equivalent)	$20,795	$17,093
Non-interest income	2,527	2,292
Less: gains (losses) from securities transactions	—	(16)
Total revenues excl. gains (losses) from securities transactions	23,322	19,401
Core efficiency ratio	59.11%	60.45%

	Six Months Ended June 30,
	2015	2014
	(dollars in thousands)
Efficiency ratio	78.26%	75.33%
Non-interest expense	$35,344	$27,137
Less: amortization of intangibles and acquisition and branch restructuring costs	8,472	4,888
Non-interest expense excl. amortization of intangibles and acquisition and branch restructuring costs	$26,872	22,249
Net interest income (fully taxable equivalent)	$39,830	$32,930
Non-interest income	5,331	3,094
Less: gains (losses) from securities transactions	(10)	(1,128)
Total revenues excl. gains (losses) from securities transactions	$45,171	$37,152
Core efficiency ratio	59.49%	59.89%

	Years Ended December 31,
	2014	2013	2012	2011	2010
		(dollars in thousands)
Efficiency ratio	68.38%	61.96%	57.17%	60.11%	62.32%
Non-interest expense	$52,414	$37,937	$33,780	$30,837	$27,879
Less: amortization of intangibles and acquisition and branch restructuring costs	5,804	558	67	835	—
Non-interest expense excl. amortization of intangibles and acquisition and branch restructuring costs	46,610	37,379	33,713	30,002	27,879
Net interest income (fully taxable equivalent)	$68,480	$52,336	$48,418	$44,351	$38,608
Non-interest income	8,166	8,891	10,673	6,949	7,433
Less: gains (losses) from securities transactions	(1,090)	659	2,647	135	1,303
Total revenues excl. gains (losses) from securities transactions	77,736	60,568	56,444	51,165	44,738
Core efficiency ratio	59.96%	61.71%	59.73%	58.64%	62.32%

S-19

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth certain information concerning our consolidated ratio of earnings to fixed charges for each of the periods indicated. The information presented below is not adjusted for the Notes offered hereby or for the Concurrently Offered Notes.

	Six Months Ended June 30,				Years ended December 31,
Consolidated Ratios of Earnings to Fixed Charges	2015		2014		2014		2013		2012		2011		2010
Excluding interest on deposits	4.46	x	4.50	x	5.93	x	7.33	x	8.63	x	7.37	x	6.63	x
Including interest on deposits	2.71	x	2.66	x	3.42	x	3.44	x	3.33	x	2.86	x	2.61	x

The ratio of earnings to fixed charges is calculated in accordance with SEC requirements and computed by adding income before taxes plus fixed charges and dividing that sum by fixed charges. A statement setting forth details of the computation of the ratios of earnings to fixed charges is included in Exhibit 12.1 to the registration statement of which this prospectus is a part.

CAPITALIZATION

The following table sets forth, on a consolidated basis, our capitalization as of June 30, 2015 on (i) an actual historical basis, (ii) as adjusted to give effect to the offering of the Notes, as if the offering had been completed as of June 30, 2015, and (iii) as adjusted to give effect to this offering and the offering of the Concurrently Offered Notes, as if both the offering of the Notes and the Concurrently Offered Notes had been completed as of June 30, 2015. You should read the following table together with our consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2015
	Actual	As Adjusted for the Issuance of the Notes	As Adjusted for the Issuance of the Notes and the Concurrently Offered Notes
	(dollars in thousands)
	(unaudited)
Liabilities
Total deposits	$2,783,580	$2,783,580	$2,783,580
Short-term borrowings	211,582	211,582	211,582
Long-term borrowings	60,166	100,166	140,166
Junior subordinated debentures issued to capital trusts	16,002	16,002	16,002
Accrued expenses and other liabilities	22,868	22,868	22,868
Total Liabilities	$3,094,198	$3,134,198	$3,174,198

Capital Ratios
Common equity tier 1 capital to risk-weighted assets	9.7%	9.7%	9.7%
Total capital to risk-weighted assets	11.1	12.7	14.3
Tier 1 capital to risk-weighted assets	10.3	10.3	10.3
Tier 1 capital to average assets	10.7	10.7	10.7
Stockholders’ equity to total assets	9.7	9.6	9.5

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USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $39,100,000, after deducting estimated expenses and underwriting discounts and commissions. We intend to use the net proceeds from this offering to pay related fees and expenses and for general corporate purposes, potential strategic acquisitions and investments in the Bank as regulatory capital.

Our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds. Pending the use of the net proceeds from this offering as described above, we may invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

Concurrently with this offering, and pursuant to a separate prospectus supplement and accompanying prospectus, we are offering $40,000,000 principal amount of our 5.25% Concurrently Offered Notes. The closing of this offering is not conditioned upon the closing of the offering of the Concurrently Offered Notes, and the closing of the underwritten offering of the Concurrently Offered Notes is not conditioned upon the closing of this offering. We cannot assure you that either or both of the offerings will be completed. The foregoing description and other information regarding the offering of the Concurrently Offered Notes is included herein solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or a solicitation of an offer to buy, any Concurrently Offered Notes, and no part of the offering of the Concurrently Offered Notes is incorporated by reference in this prospectus supplement.

DESCRIPTION OF THE NOTES

We will issue the Notes under the Indenture, to be dated as of September 21, 2015, between Bridge Bancorp, as the issuer, and Wilmington Trust, National Association, as trustee, as amended and supplemented by the Second Supplemental Indenture to be dated as of September 21, 2015. You may request a copy of the Indenture from us as described under “Where You Can Find More Information.” The following summaries of certain provisions of the Notes and the Indenture do not purport to be complete and are subject to and qualified in their entirety by reference to all of the provisions of the Notes and the Indenture, including the definitions of certain terms used in the Indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the Notes.

Overview

The Notes will be unsecured, subordinated obligations of Bridge Bancorp, and will mature on September 30, 2030. The Notes may not be redeemed, called or repurchased by us prior to September 30, 2025, except we may, out our option, subject to obtaining the prior approval of the FRB to the extent such approval is then required under the rules of the FRB, redeem the Notes prior to maturity, in whole, at any time, or in part, from time to time, after the date on which we sell the Notes to investors, if (i) a change or prospective change in law occurs which could prevent us from deducting interest payable on the Notes for U.S. federal income tax purposes, (ii) a subsequent event occurs which precludes the Notes from being recognized as Tier 2 capital, or (iii) we are required to register as an investment company under the Investment Company Act of 1940, as amended, in each case as described below under “— Redemption.” Beginning with the interest payment date of September 30, 2025, and on any interest payment date thereafter, we may redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount of the Notes to be redeemed plus interest that is accrued and unpaid as of the date of redemption. Any partial redemption will be made pro rata among all of the holders of the Notes. The Notes will not be convertible or exchangeable.

There is no sinking fund for the Notes. Except as described below under “— Clearance and Settlement,” the Notes will be issued only in book-entry form and will be represented by one or more global notes (“Global Notes”) registered in the name of The Depository Trust Company (the “DTC”). The Notes will be issued and may be transferred only in minimum denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000.

No recourse will be available for the payment of principal of or interest on any Note, for any claim based thereon, or otherwise in respect thereof, against any shareholder, employee, agent, officer or director, as such, past, present or future, of ours or of any successor entity. The Indenture contains no covenants or restrictions restricting the incurrence of debt by us or by our subsidiaries. The Indenture contains no financial covenants and does not restrict us from paying dividends or issuing or repurchasing other securities, and does not contain any provision that would provide protection to the holders of the Notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization, or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality. The Notes and the Indenture are governed by, and shall be construed in accordance with, the laws of the State of New York.

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The Notes are not deposits and are not insured or guaranteed by the FDIC or any other government agency. The Notes are solely obligations of Bridge Bancorp and are neither obligations of, nor guaranteed by, the Bank or any of our other affiliates.

Interest Rate and Interest Payment Dates

The Notes will bear interest at a fixed interest rate of 5.75% per annum from September 30, 2015 until but excluding September 30, 2025 (the “Fixed Rate Period”). During the Fixed Rate Period, interest on the Notes will be payable semi-annually in arrears on March 30 and September 30 of each year, commencing on March 30, 2016 (each such date an “Interest Payment Date”). The interest payable during the Fixed Rate Period will be paid to each holder in whose name a Note is registered at the close of business on the March 15 and September 15 immediately preceding the applicable Interest Payment Date.

The Notes will bear a floating interest rate from and including September 30, 2025 until but excluding the Maturity Date (the “Floating Rate Period”). The floating interest rate will be equal to the then-current three-month LIBOR on the determination date of the applicable interest period plus 345 basis points. For any determination date, “LIBOR” means the rate as published by Bloomberg (or another commercially available source providing quotations of such rate as selected by the Company from time to time) at approximately 11:00 a.m., London time, two business days prior to the commencement of the relevant quarterly interest period, as the rate for dollar deposits in the London interbank market with a three-month maturity. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Company. During the Floating Rate period, interest on the Notes will be payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year (each such date an “Interest Payment Date”). The interest payable during the Floating Rate Period will be paid to each holder in whose name a Note is registered at the close of business on the March 15, June 15, September 15 and December 15 immediately preceding the applicable Interest Payment Date.

Payments will include interest accrued to but excluding the relevant Interest Payment Date. If any Interest Payment Date, including the Maturity Date, falls on a day that is not a business day, the related payment will be made on the next succeeding business day with the same force and effect as if made on the day such payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months to but excluding September 30, 2025, and, thereafter, a 360-day year and the number of days actually elapsed. The term “business day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are authorized or obligated by law, regulation or executive order to be closed or a day on which the office of the Trustee is closed for business. Payment of principal on the Notes may be accelerated only in the case of certain events of bankruptcy or insolvency. See “— Events of Default; Limitation on Suits.”

Subordination of the Notes

Our obligation to make any payment on account of the principal and interest on the Notes will be subordinate and junior in right of payment to our obligations to the holders of our senior debt. “Senior Debt” is defined in the Indenture to mean all of our:

•	indebtedness for borrowed or purchased money, whether or not evidenced by bonds, debentures, notes, or other written instruments, including any obligations of the Company to general creditors or trade creditors;

•	obligations under letters of credit;

•	indebtedness or other obligations with respect to commodity contracts, interest rate and currency swap agreements, cap, floor, and collar agreements, currency spot and forward contracts, and other similar agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates; and

•	guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business), and other similar contingent obligations in respect of obligations of others of a type described in the preceding bullets, whether or not classified as a liability on a balance sheet prepared in accordance with accounting principles generally accepted in the United States;

in each case, whether outstanding on the date that we entered into the Indenture or arising after that time, and other than obligations ranking on a parity with the Notes or ranking junior to the Notes. Notwithstanding the foregoing, if the FRB (or other competent regulatory agency or authority) promulgates any rule or issues any interpretation that defines general

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creditor(s), the main purpose of which is to establish a criteria for determining whether the subordinated debt of a bank holding company is to be included in its capital, then the term “general creditors” as used in the definition of “Senior Debt” in the Indenture will have the meaning as described in that rule or interpretation.

Indebtedness and obligations that rank junior to the Notes under the terms of the Indenture include (i) our junior subordinated debentures underlying our outstanding trust preferred securities, and (ii) any other indebtedness the terms of which provide that such indebtedness ranks junior to the Notes, with respect to which the Notes will rank senior in right of payment and upon liquidation.

All liabilities of the Bank and our other subsidiaries, including without limitation the Bank’s depositors, liabilities to general creditors, and liabilities arising during our subsidiaries’ ordinary course of business or otherwise, will be effectively senior to the Notes to the extent of the assets of such subsidiaries, as we are a holding company. Over the term of the Notes, we will need to rely primarily on dividends from the Bank, which is a regulated financial institution, to pay interest and principal on its outstanding debt obligations and to make dividends and other payments on its other securities. Regulatory rules may restrict our ability to withdraw capital from the Bank by dividends or other means. See “Risk Factors” above.

In the event of any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment of debt, composition, or other similar proceeding relating to us or our property, any proceeding for our liquidation, dissolution, or other winding up, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, any assignment by us for the benefit of creditors or any other marshalling of our assets, all of our obligations to holders of our Senior Debt will be entitled to be paid in full before any payment or distribution, whether in cash, securities or other property, can be made on account of the principal or interest on the Notes. Only after payment in full of all amounts owing with respect to Senior Debt will the holders of the Notes, together with the holders of any of our obligations ranking on a parity with the Notes, be entitled to be paid from our remaining assets the amounts due and owing on account of unpaid principal of and interest on the Notes. In the event and during the continuation of any default in the payment of the principal of or any premium or interest on any Senior Debt beyond any applicable grace period with respect to such Senior Debt, or in the event that any event of default with respect to any Senior Debt shall have occurred and be continuing permitting the holders of such Senior Debt (or the Trustee on behalf of the holders of such Senior Debt) to declare such Senior Debt due and payable prior to the date on which it would otherwise have become due and payable, unless and until such event of default shall have been cured or waived or shall have ceased to exist and such acceleration shall have been rescinded or annulled, or in the event any judicial proceeding shall be pending with respect to any such default in payment or event of default, then no payment shall be made by the Company on account of the principal of or interest on the Notes or on account of the purchase or other acquisition of any Notes.

By reason of the above subordination in favor of the holders of our Senior Debt, in the event of our bankruptcy or insolvency, holders of our Senior Debt may receive more, ratably, and holders of the Notes may receive less, ratably, than our other creditors. With respect to the assets of each of our subsidiaries, our creditors (including holders of the Notes) are structurally subordinated to the prior claims of creditors of any such subsidiary, except to the extent that we may be a creditor with recognized claims against any such subsidiary.

The Notes do not contain any limitation on the amount of Senior Debt or other obligations ranking senior to or equally with the indebtedness evidenced by the Notes that may be hereafter incurred by us, the Bank or our other subsidiaries. As of June 30, 2015, we had, at the holding company level, no indebtedness ranking senior to the Notes and had $16.0 million of indebtedness, consisting of our junior subordinated debentures, ranking junior to the Notes. The Notes will be effectively subordinated to all of the existing and future indebtedness, deposits and other liabilities of our subsidiaries, including the Bank. As of June 30, 2015, the Bank and our other subsidiaries had outstanding indebtedness, total deposits and other liabilities of $3.1 billion, excluding intercompany liabilities, all of which ranks structurally senior to the Notes.

Redemption

We may, at our option, beginning with the interest payment date of September 30, 2025, but not prior thereto, and on any interest payment date thereafter, redeem the Notes, subject to prior approval by the FRB. Any partial redemption will be made pro rata among all of the holders of the Notes. The Notes are not subject to repayment at the option of the holders. The Notes may not otherwise be redeemed prior to maturity, except that we may also, at our option, redeem the Notes before the Maturity Date in whole, at any time, or in part from time to time, upon the occurrence of:

(i)	a “Tax Event,” defined in the Indenture to mean the receipt by us of an opinion of independent tax counsel to the effect that as a result of any amendment to, or change (including any announced prospective change) in, the laws or any regulations of the United States or any political subdivision or taxing authority, or as a result of any

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official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of the issuance of the Notes, there is more than an insubstantial risk that the interest payable on the Notes is not, or within 90 days of receipt of such opinion, will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes;

(ii)	a “Tier 2 Capital Event,” defined in the Indenture to mean the receipt by us of an opinion of independent bank regulatory counsel to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for the Company or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the Notes, the Notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 Capital (or its then equivalent if we were subject to such capital requirement) for purposes of capital adequacy guidelines of the FRB (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to the Company; or

(iii)	Bridge Bancorp becoming required to register as an investment company pursuant to the Investment Company Act of 1940.

Any redemption, call or repurchase of the Notes following one of these events would require prior approval of the FRB. Any redemption will be made at a redemption price equal to the principal amount of the Notes plus accrued and unpaid interest to, but excluding, the date of redemption.

In the event of any redemption at our election upon the occurrence of any of the enumerated events above, we shall notify the Trustee of the redemption date at least 60 days prior to such redemption date. In case of any such election, a notice of redemption (which notice may be conditional) shall be delivered to each holder of Notes not less than 30 nor more than 60 days prior to the redemption date.

The Notes Are Intended to Qualify as Tier 2 Capital

The Notes are intended to qualify as Tier 2 capital under the FRB’s Regulatory Capital Rules, as the same may be amended or supplemented from time to time. These regulations set forth specific criteria for instruments to qualify as Tier 2 capital.

Among other things, the Notes must:

•	be unsecured;

•	have a minimum original maturity of at least five years;

•	be subordinated to depositors and general creditors;

•	not contain provisions permitting the holders of the Notes to accelerate payment of principal or interest prior to maturity except in the event of receivership, insolvency, liquidation or similar proceedings of the institution; and

•	only be callable after a minimum of five years following issuance, except upon the occurrence of certain special events, as described above, and, in any case, subject to obtaining the prior approval of the FRB to the extent such approval is then required under the rules of the FRB.

Events of Default; Limitation on Suits

Under the Indenture, an Event of Default will occur with respect to the Notes upon (1) default in the payment of interest upon the Notes when it becomes due and payable, and continuance of such default for 30 consecutive days; (2) default in the payment of the principal of the Notes when they reach their Maturity Date; (3) default in the performance or breach of any term, covenant or warranty of the Company in the Indenture (other than a term, covenant or warranty which was included in the Indenture solely for the benefit of another series of Securities other than the Notes), and continuance of such default or breach for 90 days after written notice to the Company by the Trustee or to the Company and the Trustee by Holders of at least 25% in principal amount of the Notes specifying the default or breach and requiring it to be remedied; (4) a court having

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jurisdiction in the premises shall enter a decree or order for the appointment of appointing a receiver, liquidator, trustee, or similar official in any receivership, insolvency, liquidation, or similar proceeding relating to the Company, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (5) the Company shall consent to the appointment of a receiver, liquidator, trustee or other similar official in any receivership, insolvency, liquidation or similar proceeding with respect to the Company; or (6) a “major subsidiary depository institution” of the Company within the meaning of 12 C.F.R. Section 217.20(d)(1)(vi) shall be the subject of a receivership, insolvency, liquidation or similar proceeding.

If an Event of Default specified in items (4), (5) or (6) occurs, the principal amount of all the Notes, together with accrued and unpaid interest, if any, thereon shall automatically, and without any declaration or other action on the part of the Trustee or the holders of the Notes, become immediately due and payable. At any time after a declaration of acceleration with respect to the Notes has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the Notes may rescind and annul the acceleration if certain conditions have been satisfied. The maturity of the Notes shall not otherwise be accelerated as a result of an Event of Default.

There is no right of acceleration in the case of a default in the payment of interest on the Notes or in our non-performance of any other obligation under the Notes or the Indenture. If we default in our obligation to pay any interest on the Notes when due and payable and such default continues for a period of 30 consecutive days, or if we default in our obligation to pay the principal amount due upon maturity, or if we breach any covenant or agreement contained in the Indenture, then the Trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of Notes of the performance of any covenant or agreement in the Indenture.

The Indenture provides that, subject to the duty of the Trustee upon the occurrence of an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Notes unless such holders shall have offered to the Trustee indemnity or security reasonably satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred by it in complying with such request or direction. Subject to certain provisions, the holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

No holder of Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

•	such holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes;

•	the holders of not less than 25% in principal amount of the Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture;

•	such holder or holders have offered to the Trustee indemnity and security, reasonably acceptable to it, against the costs, expenses, and liabilities to be incurred in complying with such request;

•	the Trustee for 60 days after its receipt of such notice, request, and offer of indemnity and security has failed to institute any such proceeding; and

•	no direction inconsistent with such written request has been given to the Trustee during such 60 day-period by the holders of a majority in principal amount of the outstanding Notes.

In any event, the Indenture provides that no one or more of such holders of the Notes shall have any right under the Indenture to affect, disturb or prejudice the rights of any other holder, or to obtain priority or preference over any of the other holders or to enforce any right under the Indenture, except in the manner provided in the Indenture and for the equal and ratable benefit of all holders of Notes.

Modification and Waiver

The Indenture provides that Bridge Bancorp and the Trustee may modify or amend the Indenture with or, in certain cases, without the consent of the holders of a majority in principal amount of outstanding Notes and other affected Securities; provided, however, that any modification or amendment may not, without the consent of the holder of each outstanding Security affected thereby:

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•	change the stated maturity of the principal of, or any installment of interest on, any Note;

•	reduce the principal amount or rate of interest of any Note, or alter the method of computation of interest;

•	change the Company’s obligation to maintain an office or agency for payment of the Notes;

•	impair the right to institute suit for the enforcement of any payment on or after its stated maturity;

•	modify the provisions of the Indenture with respect to the subordination of the Notes in a manner adverse to the holders of the Notes; or

•	reduce the percentage in principal amount of the outstanding Notes the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver of compliance with the provisions of or defaults under the Indenture.

In addition, the holders of a majority in principal amount of the outstanding Notes may, on behalf of all holders of Notes, waive compliance by us with certain terms, conditions and provisions of the Indenture, as well as any past default and/or the consequences of default, other than any default in the payment of principal or interest or any breach in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding Security of the affected series.

Additional Issues

We may, from time to time, without notice to or the consent of the holders of the Notes, create and issue further notes ranking equally with the Notes and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such further notes, or except for the first payment of interest following the issue date of such further notes) in order that such further notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes; provided however, that a separate CUSIP number will be issued for any such additional notes unless the notes are fungible for U.S. federal income tax purposes, subject to the procedures of the Depository.

Consolidation, Merger and Sale of Assets

The Indenture provides that we may not consolidate with or merge into any other person or convey, transfer or lease our assets substantially as an entirety to any person, and we may not permit any other person to consolidate with or merge into us or to convey, transfer or lease its assets substantially as an entirety to us, unless:

•	if we consolidate with or merge into any other person or convey, transfer or lease our assets substantially as an entirety to any other person, the person formed by such consolidation or into which we merge, or the person that acquires our assets, is a corporation organized and validly existing under the laws of the United States of America, any of its states or the District of Columbia, and such person expressly assumes, by a supplemental indenture satisfactory to the Trustee, the due and punctual payment of the principal of and interest on the Notes and the performance or observance of our covenants under the Indenture;

•	immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of us or our subsidiaries as a result of such transaction as having been incurred by us or such subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing;

•	if, as a result of the transaction, any of our properties or assets would become subject to any mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by the Indenture as a result of such a transaction, we or our successor shall take such steps as shall be necessary to secure the Securities equally and ratably with (or prior to) all indebtedness secured thereby; and

•	we have complied with our obligations to deliver certain documentation to the Trustee.

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Clearance and Settlement

DTC will act as securities depositary for the Notes. The Notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully registered global security certificates, representing the total aggregate principal amount of Notes, will be issued and will be deposited with DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Notes, so long as the corresponding securities are represented by global security certificates.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act of 1934, as amended. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority. Access to the DTC system is also available to others, referred to as indirect participants, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each beneficial owner of securities will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the depositary to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, paying agent or trustee as registered holders of the securities entitled to the benefits of the Indenture. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee does not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of redemption notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. If less than all of the securities of any class are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, in the event that a successor securities depositary is not obtained, certificates for the Notes are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, certificates for the Notes will be printed and delivered to DTC.

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As long as DTC or its nominee is the registered owner of the global security certificates, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all securities represented by these certificates for all purposes under the instruments governing the rights and obligations of holders of such securities. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have such global security certificates or the securities represented by these certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in global security certificates; and

•	will not be considered to be owners or holders of the global security certificates or any securities represented by these certificates for any purpose under the instruments governing the rights and obligations of holders of such securities.

All redemption proceeds, distributions and dividend payments on the securities represented by the global security certificates and all transfers and deliveries of such securities will be made to DTC or its nominee, as the case may be, as the registered holder of the securities. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of that participant and not of DTC, the depositary, the issuer, the Trustee or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time. None of Bridge Bancorp, the Trustee or any agent for any of them will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the global security certificates among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither Bridge Bancorp nor the Trustee or its agents will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities to pledge them to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the Indenture only at the direction of one or more participants to whose accounts with DTC the relevant securities are credited.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof.

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Same-Day Settlement and Payment

Settlement for the Notes will be made in immediately available funds. The Notes will trade in DTC’s Same-Day Funds Settlement System until maturity and, therefore, DTC will require secondary trading activity in the Notes to be settled in immediately available funds. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity of the Notes.

Regarding the Indenture Trustee

Wilmington Trust, National Association, will act as Trustee for the Notes. From time to time, Bridge Bancorp and some of our subsidiaries may maintain other relationships with Wilmington Trust in the ordinary course of business. Wilmington Trust currently serves as trustee under the indenture involving our trust preferred securities and will also serve as trustee under the indenture involving our 5.25% Concurrently Offered Notes due 2025.

Upon the occurrence of a Default Event or an event which, after notice or lapse of time or both, would become an Event of Default under the Notes, or upon the occurrence of a default under another indenture under which Wilmington Trust serves as trustee, the Trustee may be deemed to have a conflicting interest with respect to the other debt securities as to which we are not in default for purposes of the Trust Indenture Act and, accordingly, may be required to resign as Trustee under the Indenture. In that event, we would be required to appoint a successor trustee.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax consequences of the acquisition, ownership and disposition of the Notes by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below). This summary does not purport to be a complete analysis of all potential tax considerations. This summary is based upon the United States Internal Revenue Code of 1986, as amended, referred to herein as the Code, the Treasury Regulations promulgated under the Code, referred to herein as the Regulations, and administrative and judicial interpretations of the Code and the Regulations, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary is limited to the U.S. federal income tax consequences with respect to Notes that are purchased by an initial holder at their original issue price for cash and that are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the tax consequences to subsequent purchasers of the Notes.

We intend, and by acquiring any Notes each beneficial holder of a Note will agree, to treat the Notes as indebtedness for United States federal income tax purposes, and this summary assumes such treatment.

This summary does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular holders in light of their circumstances or status, nor does it address specific tax consequences that may be relevant to particular holders (including, for example, financial institutions, broker-dealers, traders in securities that elect mark-to-market treatment, insurance companies, partnerships or other pass-through entities, United States expatriates, tax-exempt organizations, U.S. Holders that have a functional currency other than the United States dollar, or persons who hold Notes as part of a straddle, hedge, conversion or other integrated financial transaction).

In addition, this summary does not address United States federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or non-U.S. jurisdiction. We have not sought, and will not seek, any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

If a partnership holds Notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding Notes, you should consult your own tax advisor.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY. PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAXATION AND OTHER TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS.

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For purposes of this summary, a “U.S. Holder” is a beneficial owner of Notes that is, for United States federal income tax purposes, (i) a citizen or individual resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate, the income of which is subject to United States federal income tax regardless of its source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all of its substantial decisions or if a valid election to be treated as a United States person is in effect with respect to such trust. A “Non-U.S. Holder” is a beneficial owner of Notes that is neither a U.S. Holder nor an entity treated as a partnership for United States federal income tax purposes.

United States Federal Income Taxation of U.S. Holders

Payments of stated interest. It is expected and this discussion assumes that either the issue price of the Notes will equal the stated redemption price of the Notes or the Notes will be issued with no more than a de minimis amount of original issue discount. Stated interest on a Note will generally be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, depending on the holder’s regular method of accounting for United States federal income tax purposes.

Disposition of the Notes. Upon the sale, exchange or other taxable disposition of a Note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between (i) the sum of all cash plus the fair market value of all other property received on such disposition (except an amount equal to accrued but unpaid interest not previously included in income, which is treated as interest as described above) and (ii) such holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal the cost of the Note to such holder. Any gain or loss recognized on the disposition of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the Note is more than one year. Long-term capital gain of non-corporate U.S. Holders is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Backup withholding and information reporting. For each calendar year in which the Notes are outstanding, we generally are required to provide the IRS with certain information, including the beneficial owner’s name, address and taxpayer identification number, the aggregate amount of interest paid to that beneficial owner during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to payments to certain types of U.S. Holders, including corporations, provided that they establish entitlement to an exemption.

In the event that a U.S. Holder subject to the reporting requirements described above fails to provide its correct taxpayer identification number in the manner required by applicable law, or underreports its tax liability, we, our agent or paying agents, or a broker may be required to “backup” withhold at the applicable statutory rate on each payment on the Notes and on the proceeds from a sale of the Notes. The backup withholding obligation, however, does not apply with respect to payments to certain types of U.S. Holders, including tax-exempt organizations, provided that they establish entitlement to an exemption.

Backup withholding is not an additional tax and may generally be refunded or credited against the U.S. Holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS.

U.S. Holders should consult their own tax advisors regarding their qualifications for an exemption from backup withholding, and the procedure for establishing such exemption, if applicable.

Unearned Income Medicare Contribution Tax. In addition, any payments of interest on or gains earned from the sale, exchange, or other taxable disposition of the Notes may be subject to the 3.8% tax on net investment income for taxpayers whose income exceeds certain thresholds. U.S. Holders should consult their own tax advisors to determine the applicability of this tax.

United States Federal Income Taxation of Non-U.S. Holders

Payments of interest. Subject to the discussion of backup withholding and FATCA below, under the “portfolio interest exemption,” payments of interest on the Notes to a Non-U.S. Holder will generally not be subject to United States federal withholding tax, provided that:

•	such payments are not effectively connected with the conduct of a United States trade or business, or in the case of an income tax treaty resident, a United States permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States;

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•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a “controlled foreign corporation” (as defined in the Code) that, for United States federal income tax purposes, is related (within the meaning of Section 864(d)(4) of the Code) to us; the Non-U.S. Holder is not a bank described in Section 881(c)(3)(A) of the Code; and

•	either (a) the beneficial owner of the Notes certifies on IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form or successor form), under penalties of perjury, that it is not a “U.S. person” (as defined in the Code) and provides its name and address, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Notes on behalf of the beneficial owner certifies to us or our agent, under penalties of perjury, that a properly executed IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form or successor form) has been received from the beneficial owner by it or by any such financial institution between it and the beneficial owner and furnishes us with a copy thereof.

If a Non-U.S. Holder cannot satisfy the requirements of the “portfolio interest exemption,” payments of interest made to such Non-U.S. Holder will be subject to a 30% United States federal withholding tax unless the beneficial owner of the Note provides a properly executed:

•	IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form or successor form) claiming, under penalties of perjury, an exemption from, or reduction in, withholding tax under an applicable income tax treaty, or

•	IRS Form W-8ECI (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with a United States trade or business or, if certain treaties apply, it is attributable to a permanent establishment or fixed base maintained in the United States of the beneficial owner (in which case such interest will be subject to regular graduated United States tax rates as described below).

Non-U.S. Holders should consult their own tax advisors about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

If interest on the Note is effectively connected with a United States trade or business of the beneficial owner (and if required by an applicable income tax treaty, attributable to a United States permanent establishment or fixed base), the Non-U.S. Holder, although exempt from the withholding tax described above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (unless reduced by an applicable income tax treaty) in respect of such interest.

Disposition of the Notes. No withholding of United States federal income tax will generally be required with respect to any gain or income realized by a Non-U.S. Holder upon the sale, exchange or other disposition of a Note (except to the extent such income is attributable to accrued but unpaid interest, which will be treated as interest as described above under “— Payments of interest”).

Except with respect to accrued and unpaid interest, a Non-U.S. Holder will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of a Note unless the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, or such gain or income is effectively connected with a United States trade or business (and, if required by an applicable treaty, is attributable to a United States permanent establishment or fixed base). Accrued and unpaid interest realized on a sale, exchange or other disposition of a Note will be treated as discussed under “— Payments of interest.”

Backup withholding and information reporting. United States backup withholding will not apply to payments of interest on a Note or proceeds from the sale or other disposition of a Note payable to a Non-U.S. Holder if the certification described in “— Payments of interest” is duly provided by such Non-U.S. Holder or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor does not have actual knowledge that the holder is a U.S. person or that the conditions of any claimed exemption are not satisfied. Certain information reporting still may apply to interest payments even if an exemption from backup withholding is established. Copies of any information returns reporting interest payments and any

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withholding also may be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder’s United States federal income tax liability, provided that the requisite procedures are followed.

Non-U.S. Holders should consult their own tax advisors regarding their particular circumstances and the availability of and procedure for establishing an exemption from backup withholding.

Foreign Account Tax Compliance Act (FATCA). A 30% U.S. federal withholding tax may apply to interest income paid on Notes, and the gross proceeds from a disposition of Notes occurring after December 31, 2016, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its “United States account” holders (as specifically defined in the Code) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. If an interest payment is subject both to withholding under FATCA and to the withholding tax discussed above under “United States Federal Income Taxation of Non-U.S. Holders—Payments of Interest,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Holders should consult their own tax advisors regarding these rules and whether they may be relevant to their ownership and disposition of Notes.

CERTAIN BENEFIT PLAN AND ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition and holding of the Notes by an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or ERISA) that is subject to Title I of ERISA, a plan described in Section 4975 of the Code, including an individual retirement account (we refer to an account of this type as an IRA) or a Keogh plan, a plan subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code, referred to herein as Similar Laws, and any entity whose underlying assets include “plan assets” by reason of any such employee benefit or retirement plan’s investment in such entity, each of which we refer to as a Plan.

General Fiduciary Matters. ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code, referred to herein as an ERISA Plan, and prohibit certain transactions involving the assets of an ERISA Plan with its fiduciaries or other interested parties. In general, under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code (but may be subject to similar prohibitions under Similar Laws).

In considering the acquisition, holding and, to the extent relevant, disposition of Notes with a portion of the assets of a Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues. Section 406 of ERISA prohibits ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 3(14) of ERISA, and Section 4975 of the Code imposes an excise tax on certain “disqualified persons,” within the meaning of Section 4975 of the Code, who engage in similar transactions, in each case unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, a fiduciary of an ERISA Plan that engages in such a non-exempt prohibited transaction

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may be subject to penalties and liabilities under ERISA and the Code. In the case of an IRA, the occurrence of a prohibited transaction could cause the IRA to lose its tax-exempt status.

We or the underwriters may be parties in interest or disqualified persons with respect to ERISA Plans and the purchase and/or holding of Notes may be characterized as an extension of credit by the purchaser or holder of Notes to Bridge Bancorp. The acquisition, holding and, to the extent relevant, disposition of Notes by an ERISA Plan with respect to which the issuer or the underwriters (or certain of our or their affiliates) is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired, held and disposed of in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition and holding of the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provides a limited exemption, commonly referred to as the “service provider exemption,” from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied at the time that the Notes are acquired by a purchaser, or thereafter, if the facts relied upon for utilizing a prohibited transaction exemption change.

Because of the foregoing, the Notes should not be acquired, held or disposed of by any person investing “plan assets” of any Plan, unless such acquisition, holding and disposition will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or similar violation of any applicable Similar Laws.

Representation. Each purchaser and holder of Notes will be deemed to have represented and warranted that either, under ERISA or Similar Laws, (i) it is not a Plan, such as an IRA, and no portion of the assets used to acquire or hold the Notes constitutes assets of any Plan or (ii) the acquisition, holding and disposition of a Note will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws for which there is no applicable statutory, regulatory or administrative exemption.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes. The acquisition, holding and, to the extent relevant, disposition of Notes by or to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

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UNDERWRITING

We have entered into a purchase agreement with Sandler O’Neill & Partners, L.P. and Keefe, Bruyette & Woods, Inc. as the representatives of each of the underwriters named below with respect to the Notes being offered pursuant to this prospectus supplement. Subject to certain conditions, each underwriter has agreed, severally but not jointly, to purchase the aggregate principal amount of Notes in this offering set forth next to its name in the following table.

Underwriters	Amount of Securities
Sandler O’Neill & Partners, L.P.	$32,000,000
Keefe, Bruyette & Woods, Inc.	$8,000,000
Total	$40,000,000

The purchase agreement provides that the obligations of the several underwriters to purchase the Notes offered hereby are subject to certain conditions precedent and that the underwriters are obligated to purchase all of the Notes offered by this prospectus supplement if any of the Notes are purchased.

We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

Discounts

The following table shows the per Note and total underwriting discounts we will pay the underwriters.

Per Note	1.50%
Total	$600,000

Notes sold by the underwriters to the public will be offered at the public offering price set forth on the cover of this prospectus supplement. If all the Notes are not sold at the public offering price, the underwriters may change the offering price and the other selling terms. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The expenses of the offering, not including the underwriting discount, are estimated at $300,000 and are payable by us.

The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

No Sales of Similar Securities

We have agreed, for a period beginning on the date of the purchase agreement and continuing to and including the closing date of the offering contemplated hereby, that we will not, without the prior written consent of the representatives of the underwriters, directly or indirectly, issue, sell, offer or contract to sell, grant any option for the sale of, or otherwise transfer or dispose of, any debt securities or nonconvertible preferred stock, including any guarantee of such securities, or any securities convertible into or exchangeable for or representing the right to receive such securities, other than the Notes and the Concurrently Offered Notes.

No Public Trading Market

There is currently no public trading market for the Notes. In addition, we have not applied and do not intend to apply to list the Notes on any securities exchange or to have the Notes quoted on a quotation system. The underwriters have advised us that they intend to make a market in the Notes. However, they are not obligated to do so and may discontinue any market-making in the Notes at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the Notes will develop, that you will be able to sell your Notes at a particular time, or that the price you receive when you sell will be favorable. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

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Price Stabilization, Short Positions

In connection with this offering of the Notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing, or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representative has repurchased Notes sold by or for the account of such underwriter in stabilizing or syndicate covering transactions. Stabilizing transactions and syndicate covering transactions, and together with the imposition of a penalty bid, may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. The underwriters in this offering are also acting as underwriters in the concurrent offering of the 5.25% Concurrently Offered Notes. Neither of the offerings is conditioned upon the consummation of the other offering.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments including serving as counterparties to certain derivative and hedging arrangements and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, they may hedge their credit exposure to us consistent with their customary risk management policies. These underwriters and their affiliates could hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

VALIDITY OF NOTES

The validity of the Notes we are offering will be passed upon for us by Luse Gorman, PC, Washington, D.C. Certain legal matters will be passed upon for the underwriters by Kilpatrick Townsend & Stockton LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of Bridge Bancorp, Inc. as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, and the effectiveness of Bridge Bancorp, Inc.’s internal control over financial reporting as of December 31, 2014, have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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PROSPECTUS

$100,000,000

Debt Securities

Common Stock

Preferred Stock

Depository Shares

Warrants

Purchase Contracts

Units

We may offer and sell from time to time up to $100 million of unsecured debt securities, which may consist of notes, debentures, or other evidences of indebtedness; shares of common stock; shares of preferred stock; depositary shares; purchase contracts; warrants to purchase other securities; and units consisting of any combination of the above securities. This prospectus provides you with a general description of the securities listed above. Each time we offer any securities pursuant to this prospectus, we will provide you with a prospectus supplement, and, if necessary, a pricing supplement, that will describe the specific amounts, prices and terms of the securities being offered. These supplements may also add, update or change information contained in this prospectus. To understand the terms of the securities offered, you should carefully read this prospectus with the applicable supplements, which together provide the specific terms of the securities we are offering.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “BDGE.”

This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement and any applicable pricing supplement for those securities.

You should read this prospectus and any supplements carefully before you invest. Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors,” on page 3 of this prospectus, in any prospectus supplement and in the documents we file with the Securities and Exchange Commission that are incorporated in this prospectus by reference for certain risks and uncertainties you should consider.

These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus or the prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 14, 2014.

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS

PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT

We may provide information to you about the securities we are offering in three separate documents that progressively provide more detail:

•	this prospectus, which provides general information, some of which may not apply to your securities;

•	a prospectus supplement, which describes the terms of the securities, some of which may not apply to your securities and which may not include information relating to the prices of the securities being offered; and

•	if necessary, a pricing supplement, which describes the pricing terms of your securities.

If the terms of your securities vary among the pricing supplement, the prospectus supplement and the prospectus, you should rely on the information in the following order of priority:

•	the pricing supplement, if any;

•	the prospectus supplement; and

•	this prospectus.

We include cross-references in this prospectus and the prospectus supplement to captions in these materials where you can find further related discussions. The following Table of Contents and the Table of Contents included in the prospectus supplement provide the pages on which these captions are located.

Unless indicated in the applicable prospectus supplement, we have not taken any action that would permit us to publicly sell these securities in any jurisdiction outside the United States. If you are an investor outside the United States, you should inform yourself about and comply with any restrictions as to the offering of the securities and the distribution of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time offer and sell the debt securities, common stock, preferred stock, depositary shares, warrants, purchase contracts, or units consisting of a combination of any of the securities described in this prospectus in one or more offerings, up to a total dollar amount of $100 million. This prospectus provides you with a general description of the securities covered by it. Each time we offer these securities, we will provide a prospectus supplement and, if necessary, a pricing supplement, that will contain specific information about the terms of the offer. The prospectus supplement and any pricing supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the prospectus supplement and any pricing supplement together with the additional information described under the heading “Where You Can Find More Information.”

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Bridge Bancorp,” the “Company,” “we,” “us,” “our” or similar references mean Bridge Bancorp, Inc., and references to the “Bank” mean The Bridgehampton National Bank.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC.

SEC Filings	Period or Filing Date (as applicable)

Annual Report on Form 10-K	Year ended December 31, 2013

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2014;
Quarter ended June 30, 2014

Current Reports on Form 8-K (in each case other than those portions furnished under Item 2.02 or 7.01 of Form 8-K)	January 6, 2014; January 15, 2014; February 19, 2014; April 3, 2014; May 5, 2014; June 3, 2014; July 3, 2014; and October 3, 2014

The description of our common stock set forth in the registration statement on Form 8-A12B (No. 001-34096) and any amendment or report filed with the SEC for the purpose of updating this description	June 9, 2008

In addition, we also incorporate by reference all future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of our initial registration statement relating to the securities covered by this prospectus until the completion of the distribution of such securities. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than current reports furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.

The information incorporated by reference contains information about us and our financial condition and is an important part of this prospectus.

You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC’s Internet site at www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at:

Corporate Secretary

Bridge Bancorp, Inc.

(631) 537-1000

Overnight Mail	Regular Mail
Corporate Secretary	Corporate Secretary
Bridge Bancorp, Inc.	Bridge Bancorp, Inc.
2200 Montauk Highway	P.O. Box 3005
Bridgehampton, New York 11932	Bridgehampton, New York 11932

In addition, we maintain a corporate website, www.bridgenb.com. We make available, through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into this Registration Statement.

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make statements in this prospectus and the documents incorporated into it by reference that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements, in addition to historical information, involve risk and uncertainties, and are based on the beliefs, assumptions and expectations of management of the Company.  Words such as “expects,” “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements.  Forward-looking statements speak only as of the date they are made. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possible materially, from those that we anticipated in our forward-looking statements and future results could differ materially from historical performance.

Factors that could cause future results to vary from current management expectations as reflected in our forward-looking statements include, but are not limited to, changing economic conditions; legislative and regulatory changes, including increases in Federal Deposit Insurance Corporation (“FDIC”) insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; changes in our ability to access cost-effective funding; deposit flows; inflation; demands for loan products; demand for financial services; competition; changes in the securities or secondary mortgage markets; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in our ability to manage market risk, credit risk and operational risk; our ability to enter new markets successfully; changes in accounting principles, policies or guidelines; our ability to successfully integrate acquired businesses; changes in consumer spending; our ability to retain key employees; changes in real estate values; expanded regulatory requirements as a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act, which could adversely affect operating results; and other factors discussed elsewhere in this report, and in other reports filed by the Company with the Securities and Exchange Commission.

You should not place undue reliance on these forward-looking statements, which reflect our expectations only as of the date of this prospectus. We do not assume any obligation to revise forward-looking statements except as may be required by law.

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RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus, the prospectus supplement or any applicable pricing supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

OUR COMPANY

We are a New York corporation formed in 1988 to become the holding company for The Bridgehampton National Bank. We are registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. At June 30, 2014, we had total assets of $2.2 billion, deposits of $1.8 billion and total stockholders’ equity of $172.9 million.

The Bridgehampton National Bank was established in 1910 as a national banking association and is headquartered in Bridgehampton, New York. The Bank operates 26 retail branch locations in its primary market area of Suffolk County and Southern Nassau County, Long Island. Through this branch network and its electronic delivery channels, the Bank provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through the Bank’s wholly owned subsidiary, Bridge Abstract. Bridge Investment Services, also a subsidiary of the Bank, offers financial planning and investment consultation.

Our principal executive offices are located at 2200 Montauk Highway, Bridgehampton, New York 11932, and our telephone number is (631) 537-1000.

Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information” on page 1 of this prospectus.

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CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges were as follows for the periods presented:

	Six Months Ended
	June 30,		Years Ended December 31,
	2014		2013		2012		2011		2010		2009

Ratios of Earnings to Fixed Charges:
Including deposit interest	2.66	x	3.44	x	3.33	x	2.86	x	2.61	x	2.57	x
Excluding deposit interest	4.50	x	7.33	x	8.63	x	7.37	x	6.63	x	14.78	x

For the purpose of computing the consolidated ratio of earnings to fixed charges, “earnings” consist of income before income taxes plus fixed charges. “Fixed charges” consist of interest on borrowings, including interest payments of the junior subordinated debentures underlying the Trust Preferred Securities issued by a subsidiary of the Company in December 2009, and one-third of rent expense, which approximates the interest component of rent expense. In addition, where indicated fixed charges includes interest on deposits. We currently have no shares of preferred stock outstanding and have not paid any preferred stock dividends during the periods presented. A statement setting forth details of the computation of the ratios of earnings to fixed charges is included as Exhibit 12.1 to the registration statement of which this prospectus is a part.

USE OF PROCEEDS

The Company intends to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the prospectus supplement relating to a specific issue of securities. The Company’s general corporate purposes will likely include support for organic growth, and may also include, among other things, financing possible acquisitions of branches or other financial institutions, diversification into other banking-related businesses, extending credit to, or funding investments in, our subsidiaries, repaying, reducing or refinancing indebtedness, or repurchasing our outstanding common stock.

The precise amounts and the timing of our use of the net proceeds will depend upon market conditions, our subsidiaries’ funding requirements, the availability of other funds and other factors. Until we use the net proceeds from the sale of any of the securities for general corporate purposes, we will use the net proceeds to reduce our indebtedness or for temporary investments. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our corporate strategies to support our growth, to fund our subsidiaries, or otherwise.

REGULATION AND SUPERVISION

 As a bank holding company controlling the Bank, we are subject to the Bank Holding Company Act of 1956, as amended (“BHCA”), and the rules and regulations of the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) under the BHCA applicable to bank holding companies. We are required to file reports with, and otherwise comply with the rules and regulations of the Federal Reserve Board and the SEC.

Our banking subsidiary, The Bridgehampton National Bank, is a national bank organized under the laws of the United States of America. The lending, investment, and other business operations of the Bank are governed by federal law and regulations and the Bank is prohibited from engaging in any operations not specifically authorized by such laws and regulations. The Bank is subject to extensive regulation by the Office of the Comptroller of the Currency (“OCC”) and to a lesser extent by the FDIC, as its deposit insurer as well as by the Federal Reserve Board. The Bank’s deposit accounts are insured up to applicable limits by the FDIC under its Deposit Insurance Fund.

These regulatory authorities have extensive enforcement authority over the institutions that they regulate to prohibit or correct activities that violate law, regulation or a regulatory agreement or which are deemed to be unsafe or unsound banking practices. Enforcement actions may include the appointment of a conservator or receiver, the issuance of a cease and desist order, the termination of deposit insurance, the imposition of civil money penalties on the institution, its directors, officers, employees and institution-affiliated parties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the removal of or restrictions on directors, officers, employees and institution-affiliated parties, and the enforcement of any such mechanisms through restraining orders or other court actions. Any change in laws and regulations, whether by the OCC, the FDIC, the Federal Reserve Board or through legislation, could have a material adverse impact on us, our operations and our stockholders.

Because we are a holding company, our rights and the rights of our creditors and the holders of the securities we are offering under this prospectus to participate in the assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization will be

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subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

In addition, dividends, loans and advances from the Bank to us are restricted by federal law.

For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries, and specific information relevant to us and the Bank, you should refer to our Annual Report on Form 10-K for the year ended December 31, 2013, and any other subsequent reports filed by us with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the Deposit Insurance Fund that insures deposits of the Bank, rather than for the protection of security holders.

DESCRIPTION OF THE SECURITIES

This prospectus contains a summary of the debt securities, common stock, preferred stock, depositary shares, warrants, purchase contracts, and units that may be offered under this prospectus. The following summaries are not meant to be a complete description of each security. However, this prospectus, the prospectus supplement and the pricing supplement, if applicable, contain the material terms and conditions for each security. You should read these documents as well as the documents filed as exhibits to or incorporated by reference to this registration statement. Capitalized terms used in this prospectus that are not defined will have the meanings given them in these documents.

Description of Debt Securities

General

We may issue senior debt securities or subordinated debt securities. Senior debt securities will be issued under an indenture, referred to as the “senior indenture,” and subordinated debt securities will be issued under a separate indenture, referred to in this section as the “subordinated indenture.” The senior indenture and the subordinated indenture are referred to in this section as the “indentures.” The senior debt securities and the subordinated debt securities are referred to in this section as the “debt securities.” The debt securities will be our direct unsecured general obligations.

This prospectus describes the general terms and provisions of the debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

The following briefly describes the general terms and provisions of the debt securities and the indentures. We have not restated these indentures in their entirety in this description. We have filed the forms of the indentures, including the forms of debt securities, as exhibits to the registration statement of which this prospectus is a part. We urge you to read the indentures, because they, and not this description, control your rights as holders of the debt securities. The following description of the indentures is not complete and is subject to, and qualified in its entirety by reference to, all the provisions in the respective indentures. In the summary below, we have included references to section numbers of the applicable indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the indentures.

Neither indenture limits the amount of debt securities that we may issue under the indenture from time to time in one or more series. We may in the future issue debt securities under either indenture. At the date of this prospectus, we had not issued any debt securities under either indenture.

Neither indenture contains provisions that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise adversely affect our capital structure or credit rating.

The debt securities will be our exclusive obligations. Neither indenture requires our subsidiaries to guarantee the debt securities. As a result, the holders of debt securities will generally have a junior position to claims of all creditors and preferred shareholders of our subsidiaries.

Terms of Each Series of Debt Securities Provided in the Prospectus Supplement

A prospectus supplement and any supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

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•	the form and title of the debt securities;

•	whether the debt securities are senior debt securities or subordinated debt securities and the terms of subordination;

•	the principal amount of the debt securities;

•	the denominations in which the debt securities will be issued;

•	the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

•	the currency or currency unit in which the debt securities will be paid, if not U.S. dollars;

•	any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

•	the place where the principal of, and premium, if any, and interest on any debt securities will be payable;

•	the date or dates on which the debt securities will be issued and the principal, and premium, if any, of the debt securities will be payable;

•	the rate or rates which the debt securities will bear interest and the interest payment dates for the debt securities;

•	any mandatory or optional redemption provisions;

•	the terms, if any, upon which the debt securities are convertible into other securities of ours or another issuer and the terms and conditions upon which any conversion will be effected, including the initial conversion price or rate, the conversion period and any other provisions in addition to or instead of those described in this prospectus;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	any deletion from, changes of or additions to the covenants or the Events of Default (as defined below) under “Provisions in Both Indentures – Events of Default and Remedies”;

•	any changes to the terms and condition upon which the debt securities can be defeased or discharged;

•	any restriction or other provision with respect to the transfer or exchange of the debt securities;

•	the identity of any other trustee, paying agent and security registrar, if other than the trustee; and

•	any other terms of the debt securities (Section 301).

We will maintain in each place specified by us for payment of any series of debt securities an office or agency where debt securities of that series may be presented or surrendered for payment, where debt securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities of that series and the related indenture may be served (Section 1002).

Debt securities may be issued under an indenture as original issue discount securities to be offered and sold at a substantial discount below their principal amount. Material federal income tax, accounting and other considerations applicable to any such original issue discount securities will be described in any related prospectus supplement. “Original issue discount security” means any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof as a result of the occurrence of an Event of Default and the continuation thereof (Section 101).

Provisions Only in the Senior Indenture

Payment of the principal, premium, if any, and interest on the senior debt securities will rank equally in right of payment with all of our other unsecured senior debt.

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Provisions Only in the Subordinated Indenture

Payment of the principal, premium, if any, and interest on the subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to prior payment in full of all of our senior indebtedness, including senior debt securities and other debt to the extent described in a prospectus supplement. (Section 1401 of the subordinated indenture.)

Subordinated Debt Securities Intended to Qualify as Tier 2 Capital

Unless otherwise stated in the applicable prospectus supplement, it is currently intended that the subordinated debt securities will qualify as Tier 2 Capital under the guidelines established by the Federal Reserve Board for bank holding companies. The guidelines set forth specific criteria for subordinated debt to qualify as Tier 2 Capital. Among other things, the subordinated debt must:

•	be unsecured;

•	have an average maturity of at least five years;

•	be subordinated in right of payment;

•	not contain provisions permitting the holders of the debt to accelerate payment of principal prior to maturity except in the event of bankruptcy of the issuer;

•	not contain provisions permitting the issuer of the debt to redeem the security prior to the maturity date without prior approval of the Federal Reserve; and

•	not contain provisions that would adversely affect liquidity or unduly restrict management’s flexibility to operate the organization, particularly in times of financial difficulty, such as limitations on additional secured or senior borrowings, sales or dispositions of assets or changes in control.

Provisions in Both Indentures

Consolidation, Merger or Asset Sale

Each indenture generally allows us to consolidate or merge with a domestic person, association or entity. They also allow us to sell, lease or transfer our property and assets substantially as an entirety to a domestic person, association or entity. If this happens, the remaining or acquiring person, association or entity must assume all of our responsibilities and liabilities under the indentures including the payment of all amounts due on the debt securities and performance of the covenants in the indentures.

However, we will only consolidate or merge with or into any other person, association or entity or sell, lease or transfer our assets substantially as an entirety according to the terms and conditions of the indentures, which require that:

•	the remaining or acquiring person, association or entity is organized under the laws of the United States, any state within the United States or the District of Columbia;

•	the remaining or acquiring person, association or entity assumes our obligations under the indentures; and

•	immediately after giving effect to the transaction, no Default or Event of Default, as defined below, shall have occurred and be continuing.

The remaining or acquiring person, association or entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor may exercise our rights and powers under the indentures, in our name or in its own name. If we sell or transfer all or substantially all of our assets, we will be released from all our liabilities and obligations under any indenture and under the debt securities. If we lease all or substantially all of our assets, we will not be released from our obligations under the indentures. (Sections 801 and 802)

Events of Default and Remedies

In the indentures, Default with respect to any series of debt securities means any event which is, or after notice or lapse of time or both would become, an Event of Default.

In the indentures, Event of Default with respect to any series of debt securities means any of the following:

•	failure to pay the principal of or any premium on any debt security of that series when due;

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•	failure to pay interest on any debt security of that series for 30 days;

•	subject to certain exceptions, failure to perform any other covenant in the indenture, other than a covenant default in the performance of which has expressly been included in the indenture solely for the benefit of series of debt securities other than that series, that continues for 90 days after being given written notice as specified in the indenture;

•	our bankruptcy, insolvency or reorganization; or

•	any other Event of Default included in any indenture or supplemental indenture. (Section 501)

If an Event of Default with respect to a series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of all of the outstanding debt securities of a particular series may declare the principal of all the debt securities of that series to be due and payable. When such declaration is made, such amounts will be immediately due and payable. The holders of a majority in principal amount of the outstanding debt securities of such series may rescind such declaration and its consequences if all existing Events of Default have been cured or waived, other than nonpayment of principal or interest that has become due solely as a result of acceleration. (Section 502)

Holders of a series of debt securities may not enforce the indenture or the series of debt securities, except as provided in the indenture or a series of debt securities. (Section 507) The trustee may require indemnity satisfactory to it before it enforces the indenture or such series of debt securities. (Section 603) Subject to certain limitations, the holders of a majority in principal amount of the outstanding debt securities of a particular series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power of the trustee. (Section 512) The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders. (Section 602)

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. Further, an Event of Default under the debt securities of any series will not necessarily constitute an event of default under our other indebtedness or vice versa.

Modification of Indentures

Under each indenture, generally we and the trustee may modify our rights and obligations and the rights of the holders with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of any series affected by the modification, voting as one class. No modification of the principal or interest payment terms, no modification reducing the percentage required for modifications and no modification impairing the right to institute suit for the payment on debt securities of any series when due, is effective against any holder without its consent. (Section 902)

In addition, we and the trustee may amend the indentures without the consent of any holder of the debt securities to make certain technical changes, such as:

•	curing ambiguities or correcting defects or inconsistencies;

•	evidencing the succession of another person to us, and the assumption by that successor of our obligations under the applicable indenture and the debt securities of any series;

•	providing for a successor trustee;

•	qualifying the indentures under the Trust Indenture Act of 1939, as amended, which we refer to in this prospectus as the “Trust Indenture Act”;

•	complying with the rules and regulations of any securities exchange or automated quotation system on which debt securities of any series may be listed or traded; or

•	adding provisions relating to a particular series of debt securities. (Section 901)

Discharging Our Obligations

We may choose either to discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time on

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the 91st day after we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates. (Section 1302)

We may discharge our obligations on the debt securities of any series or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver an opinion of our legal counsel that the discharge will not result in holders having to recognize taxable income or loss or subject them to different tax treatment. In the case of legal defeasance, this opinion must be based on either an IRS letter ruling or change in federal tax law. We may not have a default on the debt securities discharged on the date of deposit. The discharge may not violate any of our agreements. The discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.

Information Concerning the Indenture Trustee

Under provisions of the indentures and the Trust Indenture Act, if a trustee has or shall acquire a conflicting interest within the meaning of the Trust Indenture Act, the trustee shall either eliminate such interest or resign in the manner provided by the indentures. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with its terms and conditions.

The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series. (Section 610)

Each indenture contains certain limitations on the right of the trustee thereunder, in the event that it becomes our creditor, to obtain payment of claims in some cases, or to realize on property received in respect of any such claim, as security or otherwise. (Section 613)

The trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee’s eligibility to serve, the priority of the trustee’s claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities. However, no annual report is required to be submitted if no event described in Section 313(a) of the Trust Indenture Act has occurred within the 12 months preceding the reporting date. (Section 703)

Each indenture provides that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every application by us for action by the trustee shall be accompanied by a certificate of our officers and an opinion of counsel, who may be our counsel, stating that, in the opinion of the signers, we have complied with all conditions precedent to the action. (Section 102)

No Personal Liability of Officers, Directors, Employees or Shareholders

Our officers, directors, employees and shareholders will not have any liability for our obligations under the indentures or the debt securities by way of his or her status. Each holder of debt securities, by accepting a debt security, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities.

Form, Denominations and Registration; Global Securities; Book Entry Only System

Unless otherwise indicated in a prospectus supplement, the debt securities of a series will be issued only in fully registered form, without coupons, in denominations of $1,000 or integral multiples thereof. (Section 302) You will not have to pay a service charge to transfer or exchange debt securities of a series, but we may require you to pay for taxes or other governmental charges due upon a transfer or exchange. (Section 305)

Unless otherwise indicated in a prospectus supplement, each series of debt securities will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or any successor depositary, which we call a “depositary”, and will be represented by one or more global notes registered in the name of Cede & Co., as nominee of DTC. The interests of beneficial owners in the global notes will be represented through financial institutions acting on their behalf as direct or indirect participants in DTC. See “Description of Global Securities,” for the procedures for transfer of interests in securities held in global form.

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Description of Common Stock

We are authorized to issue 22,000,000 shares of capital stock, 20,000,000 of which are shares of common stock, par value of $0.01 per share, and 2,000,000 of which are shares of preferred stock, par value of $0.01 per share. As of September 30, 2014, we had 11,644,370 shares of common stock outstanding, and no shares of preferred stock outstanding.

Each share of common stock has the same relative rights as, and is identical in all respects to, each other share of common stock.

Dividends

The holders of our common stock are entitled to receive and share equally in such dividends, if any, declared by the board of directors out of funds legally available therefor. Under the New York Business Corporation Law, we may pay dividends on our outstanding shares except when the Company is insolvent or would be made insolvent by the dividend. In addition, we may pay dividends and other distributions either (1) out of surplus, so that our net assets remaining after such payment or distribution shall at least equal the amount of our stated capital, or (2) if we have no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year; provided, that, if our capital is less than the aggregate amount of the stated capital represented by the issued and outstanding shares of all classes having a preference upon the distribution of assets, we may not pay dividends out of such net profits until the deficiency in the amount of stated capital represented by the issued and outstanding shares of all classes having a preference upon the distribution of assets shall have been repaired. If we issue preferred stock, the holders thereof may have a priority over the holders of our common stock with respect to dividends.

Voting Rights

The holders of our common stock are generally entitled to one vote per share. Holders of our common stock are not entitled to cumulate their votes in the election of directors.

Liquidation

In the event of our liquidation, dissolution or winding up, the holders of our common stock would be entitled to receive, after payment or provision for payment of all our debts and liabilities and the holders of any preferred stock, all of our assets available for distribution.

No Preemptive or Redemption Rights

Holders of our common stock are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Provisions in Our Certificate of Incorporation, Our Bylaws and Federal Law Affecting Our Shareholders

Our certificate of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of shareholders that might discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of our board of directors or management more difficult. Such provisions include, among others, the requirement of a supermajority vote of shareholders to approve certain business combinations and other corporate actions, special procedural rules for certain business combinations, a classified board of directors, restrictions on the calling of special meetings of shareholders that do not provide for the calling of special meetings by the shareholders, and a provision in our certificate of incorporation allowing the board of directors to oppose a tender or other offer for our securities, including through the issuance of authorized but unissued securities or treasury stock or granting stock options, based on a wide range of considerations. The foregoing is qualified in its entirety by reference to our certificate of incorporation and bylaws, both of which are on file with the SEC.

The Bank Holding Company Act generally would prohibit any company that is not engaged in financial activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of us. “Control” is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would need the prior approval of the Federal Reserve before acquiring 5% or more of our voting stock. The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as us, could constitute acquisition of control of the bank holding company.

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Description of Preferred Stock

The following summary contains a description of the general terms of the preferred stock that we may issue. The specific terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The terms of any series of preferred stock may differ from the terms described below. Certain provisions of the preferred stock described below and in any prospectus supplement are not complete. You should refer to the amendment to our certificate of incorporation or the certificate of amendment pursuant to applicable New York State law with respect to the establishment of a series of preferred stock which will be filed with the SEC in connection with the offering of such series of preferred stock.

General

Our certificate of incorporation permits our board of directors to authorize the issuance of up to 2,000,000 shares of preferred stock, par value $0.01, in one or more series, without stockholder action. The board of directors can fix the number of shares to be included in each such series, and the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Therefore, without stockholder approval, our board of directors can authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power of the common stock and may assist management in impeding any unfriendly takeover or attempted change in control. None of our preferred stock is currently outstanding.

The preferred stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of the preferred stock. You should read the prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including:

•	the designation and stated value per share of the preferred stock and the number of shares offered;

•	the amount of liquidation preference per share;

•	the price at which the preferred stock will be issued;

•	the dividend rate, or method of calculation, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to accumulate;

•	any redemption or sinking fund provisions;

•	any conversion provisions; and

•	any other rights, preferences, privileges, limitations and restrictions on the preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, each series of the preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of preferred stock. The rights of holders of shares of each series of preferred stock will be subordinate to those of our general creditors.

We may, at our option, with respect to any series of the preferred stock, elect to offer fractional interests in shares of preferred stock, which we call depositary shares. See “Description of Depositary Shares,” below.

Rank

Any series of the preferred stock will, with respect to the priority of the payment of dividends and the priority of payments upon liquidation, winding up and dissolution, rank:

•	senior to all classes of common stock and all equity securities issued by us the terms of which specifically provide that the equity securities will rank junior to the preferred stock (the junior securities);

•	equally with all equity securities issued by us the terms of which specifically provide that the equity securities will rank equally with the preferred stock (the parity securities); and
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•	junior to all equity securities issued by us the terms of which specifically provide that the equity securities will rank senior to the preferred stock.

Dividends

Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends at such rates and on such dates described, if any, in the prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books on record dates fixed by our board of directors, as specified in the applicable prospectus supplement.

Dividends on any series of the preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our board of directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement.

No full dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities. No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full cumulative dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.

Our ability to pay dividends on our preferred stock is limited by the New York State Business Corporation Law.

Rights Upon Liquidation

If we dissolve, liquidate or wind up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive, before any payment or distribution of assets is made to holders of junior securities, liquidating distributions in the amount described in the prospectus supplement relating to that series of the preferred stock, plus an amount equal to accrued and unpaid dividends and, if the series of the preferred stock is cumulative, for all dividend periods prior to that point in time. If the amounts payable with respect to the preferred stock of any series and any other parity securities are not paid in full, the holders of the preferred stock of that series and of the parity securities will share proportionately in the distribution of our assets in proportion to the full liquidation preferences to which they are entitled. After the holders of preferred stock and the parity securities are paid in full, they will have no right or claim to any of our remaining assets.

Because we are a bank holding company, our rights, the rights of our creditors and of our stockholders, including the holders of the preferred stock offered by this prospectus, to participate in the assets of any subsidiary upon the subsidiary’s liquidation or recapitalization may be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

Redemption

We may provide that a series of the preferred stock may be redeemable, in whole or in part, at our option. In addition, a series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund or otherwise. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be described in the prospectus supplement.

In the event of partial redemptions of preferred stock, whether by mandatory or optional redemption, our board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable.

On or after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of preferred stock called for redemption. In addition, all rights of holders of the shares will terminate except for the right to receive the redemption price.

Unless otherwise specified in the applicable prospectus supplement for any series of preferred stock, if any dividends on any other series of preferred stock ranking equally as to payment of dividends and liquidation rights with such series of preferred stock are in arrears, no shares of any such series of preferred stock may be redeemed, whether by mandatory or optional redemption, unless all shares of preferred stock are redeemed, and we will not purchase any shares of such series of preferred stock. This requirement,

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however, will not prevent us from acquiring such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

Voting Rights

Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as otherwise required by law or in our certificate of incorporation.

Exchangeability

The terms on which shares of preferred stock of any series may be converted into or exchanged for another class or series of securities will be described in the applicable prospectus supplement.

Unless otherwise indicated in a prospectus supplement, each series of preferred stock may be deposited with, or on behalf of, DTC or any successor depositary and represented by one or more global securities registered in the name of Cede & Co., as nominee of DTC. The interests of beneficial owners in the global securities will be represented through financial institutions acting on their behalf as direct or indirect participants in DTC. See “Description of Global Securities” for the procedures for transfer of interests in securities held in global form.

Description of Depositary Shares

General

We may, at our option, elect to offer fractional shares of preferred stock, which we call depositary shares, rather than full shares of preferred stock. If we do, we will issue to the public receipts, called depositary receipts, for depositary shares, each of which will represent a fraction, to be described in the prospectus supplement, of a share of a particular series of preferred stock.

The shares of any series of preferred stock represented by depositary shares will be deposited with a depositary named in the prospectus supplement. Unless otherwise provided in the prospectus supplement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares in proportion to the numbers of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

Withdrawal of Stock

Unless the related depositary shares have been previously called for redemption, upon surrender of the depositary receipts at the office of the depositary, the holder of the depositary shares will be entitled to delivery, at the office of the depositary to or upon his or her order, of the number of whole shares of the preferred stock and any money or other property represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. In no event will the depositary deliver fractional shares of preferred stock upon surrender of depositary receipts.

Redemption of Depositary Shares

Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, so long as we have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accumulated and unpaid dividends on the preferred stock to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable on the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata or by any other equitable method as may be determined by the depositary.

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After the date fixed for redemption, depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of depositary shares will cease, except the right to receive the moneys payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon redemption upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Depositary Shares

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts relating to that preferred stock. The record date for the depositary receipts relating to the preferred stock will be the same date as the record date for the preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by the depositary shares in accordance with those instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote any shares of preferred stock except to the extent it receives specific instructions from the holders of depositary shares representing that number of shares of preferred stock.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may remove the depositary at any time. Any resignation or removal of the depositary will take effect upon our appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Notices

The depositary will forward to holders of depositary receipts all notices, reports and other communications, including proxy solicitation materials received from us, which are delivered to the depositary and which we are required to furnish to the holders of the preferred stock.

Limitation of Liability

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our obligations. Our obligations and those of the depositary will be limited to performance in good faith of our and their duties thereunder. We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Description of Warrants

We may issue warrants to purchase debt securities, preferred stock, depositary shares or common stock. We may offer warrants separately or together with one or more additional warrants, debt securities, preferred stock, depositary shares or common stock, or any combination of those securities in the form of units, as described in the appropriate prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants’ expiration date. Below is a description of certain general terms and provisions of the warrants that we may offer. Further terms of the warrants will be described in the prospectus supplement.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

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•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	any applicable anti-dilution provisions;

•	any applicable redemption or call provisions;
•	the circumstances under which the warrant exercise price may be adjusted;

•	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material United States federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	the designation and terms of the debt securities, preferred stock, depositary shares or common stock purchasable upon exercise of the warrants;

•	the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities, preferred stock, depositary shares or common stock with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and the related debt securities, preferred stock, depositary shares or common stock will be separately transferable;

•	the principal amount of debt securities, the number of shares of preferred stock, the number of depositary shares or the number of shares of common stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the antidilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Description of Purchase Contracts

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our debt securities, preferred stock, depositary shares or common stock. The price of our debt securities or price per share of common stock, preferred stock or depositary shares, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

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The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:

•	whether the purchase contracts obligate the holder to purchase or sell, or both, our debt securities, common stock, preferred stock or depositary shares, as applicable, and the nature and amount of each of those securities, or method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

•	United States federal income tax considerations relevant to the purchase contracts; and

•	whether the purchase contracts will be issued in fully registered global form.

The applicable prospectus supplement will describe the terms of any purchase contracts. The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such purchase contracts.

Description of Units

We may issue units comprised of two or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	the terms of the unit agreement governing the units;

•	United States federal income tax considerations relevant to the units; and

•	whether the units will be issued in fully registered or global form.

The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the form of unit agreement which will be filed with the SEC in connection with the offering of such units, and, if applicable, collateral arrangements and depositary arrangements relating to such units.

GLOBAL SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, securities other than common stock will be issued in the form of one or more global certificates, or “global securities,” registered in the name of a depositary or its nominee. Unless otherwise indicated in the applicable prospectus supplement, the depositary will be The Depository Trust Company, commonly referred to as DTC, and the securities will be registered in the name of Cede & Co. No person that acquires a beneficial interest in those securities will be entitled to receive a certificate representing that person’s interest in the securities except as described herein or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders of securities issued in global form will refer to actions taken by DTC upon instructions from its

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participants, and all references to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations. DTC is a wholly owned subsidiary of the Depository Trust & Clearing Corporation, or DTCC. DTCC, in turn, is owned by a number of DTC’s participants and subsidiaries of DTCC as well as by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the Financial Industry Regulatory Authority, Inc. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

Persons that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, securities may do so only through participants and indirect participants. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by our designated agent to Cede & Co., as nominee for DTC. DTC will forward such payments to its participants, who will then forward them to indirect participants or holders. Holders will not be recognized by the relevant registrar, transfer agent, trustee or warrant agent as registered holders of the securities entitled to the benefits of our certificate of incorporation or the applicable indenture, warrant agreement or other applicable security. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

Under the rules, regulations and procedures creating and affecting DTC and its operations as currently in effect, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. DTC rules require participants and indirect participants with which beneficial securities owners have accounts to make book-entry transfers and receive and transmit payments on behalf of their respective account holders.

Because DTC can act only on behalf of participants, who in turn act only on behalf of participants or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in global form to pledge such securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for these securities.

DTC will take any action permitted to be taken by a registered holder of any securities under our certificate of incorporation or the relevant indenture, warrant agreement, or other applicable security only at the direction of one or more participants to whose accounts with DTC such securities are credited.

Unless otherwise indicated in the applicable prospectus supplement, a global security will be exchangeable for the relevant definitive securities registered in the names of persons other than DTC or its nominee only if:

▪	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or if DTC ceases to be a clearing agency registered under the Exchange Act when DTC is required to be so registered;

▪	we execute and deliver to the relevant registrar, transfer agent, trustee and/or warrant agent an order complying with the requirements of the applicable indenture, warrant agreement, or other security that the global security will be exchangeable for definitive securities in registered form; or

▪	there has occurred and is continuing a default in the payment of any amount due in respect of the securities or, in the case of debt securities, an event of default or an event that, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to these debt securities.

Any global security that is exchangeable under the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

Upon the occurrence of any event described in the preceding paragraph, DTC is generally required to notify all participants of the availability of definitive securities. Upon DTC surrendering the global security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee or warrant agent, as the case may be, will reissue the securities as

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definitive securities, and then such persons will recognize the holders of such definitive securities as registered holders of securities entitled to the benefits of our certificate of incorporation or the relevant indenture, warrant agreement or other security.

Redemption notices will be sent to Cede & Co. as the registered holder of the global securities. If less than all of a series of securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

Except as described above, the global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depositary we appoint. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a global security evidencing all or part of any securities unless the beneficial interest is in an amount equal to an authorized denomination for these securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. None of us, any trustees, any registrar and transfer agent or any warrant agent, or any agent of any of them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a global security, in some cases, may trade in the DTC’s same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by DTC to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a global security upon the original issuance of the security may be required to be made in immediately available funds.

PLAN OF DISTRIBUTION

We may sell our securities in any of three ways (or in any combination thereof):

▪	through underwriters or dealers;

▪	directly to purchasers; or

▪	through agents.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement that contains the specific terms of the offering. The prospectus supplement will set forth the terms of the offering of such stock, including:

▪	the name or names of any underwriters, dealers or agents and the type and amounts of securities underwritten or purchased by each of them;
▪	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and
▪	any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of our securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a

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specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions or discounts we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates in connection with those derivatives then the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

LEGAL OPINIONS

The validity of the securities offered hereby will be passed upon for us by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C.

EXPERTS

The consolidated financial statements of Bridge Bancorp, Inc. as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, and the effectiveness of Bridge Bancorp, Inc.’s internal control over financial reporting as of December 31, 2013, have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

19

$40,000,000

Bridge Bancorp, Inc.

5.75% Fixed-to-Floating Rate Subordinated Debentures due September 30, 2030

Sandler O’Neill + Partners, L.P.	Keefe, Bruyette & Woods
A Stifel Company